UNITED STATES SECURITIES AND EXCHANGE COMMISSION
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Hormel Foods Corporation
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HORMEL FOODS CORPORATION

AUSTIN, MINNESOTA

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

The Annual Meeting of Stockholders of Hormel Foods Corporation, a Delaware corporation, will be held in the Richard L. Knowlton Auditorium of the Austin High School, 300 NW 4th Street, Austin, Minnesota, on Tuesday, January 29, 2013, at 8:00 p.m. Central Standard Time.  The items of business are:

1.                                      Elect a board of 12 directors for the ensuing year;

2.                                      Ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending October 27, 2013;

3.                                      Approve the Hormel Foods Corporation Operators’ Share Incentive Compensation Plan to enable certain compensation paid under the Plan to continue to qualify as deductible performance-based compensation under Section 162(m) of the Internal Revenue Code;

4.                                      Advisory vote to approve Named Executive Officer compensation, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in the Company’s 2013 annual meeting proxy statement; and

5.                                      Such other matters as may properly come before the meeting.

The Board of Directors has fixed November 30, 2012, at the close of business, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting.

By Order of the Board of Directors

BRIAN D. JOHNSON
Vice President and

Corporate Secretary

December 19, 2012

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to be Held on January 29, 2013

The Proxy Statement and Annual Report to Stockholders
are available at www.proxyvote.com

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PROXY STATEMENT

HORMEL FOODS CORPORATION
(CUSIP No. 440452100)
1 HORMEL PLACE
AUSTIN, MINNESOTA 55912

The enclosed proxy is solicited by the Board of Directors of Hormel Foods Corporation (“Company”) for use at the Annual Meeting of Stockholders to be held on January 29, 2013.  This proxy statement and form of proxy, or a notice of internet availability of proxy materials, are first being mailed to stockholders on or about December 19, 2012.

GENERAL INFORMATION

Voting Securities -   Only stockholders of record at the close of business as of November 30, 2012 are entitled to vote at the meeting.  The Company had 263,612,318 shares of common stock outstanding as of November 30, 2012.  Each share of stock is entitled to one vote.  There is no cumulative voting.  The Company has no other class of shares outstanding.

Voting Your Proxy -   Whether or not you plan to attend the meeting, we encourage you to grant a proxy to vote your shares.  Follow the instructions on your proxy card or electronic delivery notice to cast your vote via the Internet or telephone.  If you received a proxy card, you may vote your shares by completing the card with your vote, signature and date, and returning it by mail in the envelope provided.

If you submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board of Directors’ recommendations as follows:

“FOR”:

•                  Election to the Board of the 12 director nominees named in this proxy statement;

•                  Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending October 27, 2013;

•                  Approval of the Hormel Foods Corporation Operators’ Share Incentive Compensation Plan to enable certain compensation paid under the Plan to continue to qualify as deductible performance-based compensation under Section 162(m) of the Internal Revenue Code; and

•                  Approval of the non-binding resolution to approve the Named Executive Officer compensation, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in the Company’s 2013 annual meeting proxy statement.

The persons appointed as proxies will vote in their discretion on other matters as may properly come before the meeting.

Revoking Your Proxy and Changing Your Vote -   You may revoke your proxy or change your vote at any time before it is exercised by submitting a later-dated proxy, voting in person at the meeting or sending a written notice of revocation to the Corporate Secretary.

Expenses -   The expenses of soliciting proxies will be paid by the Company.  Proxies may be solicited at Company expense personally, or by mail, telephone or electronic communication, by directors, officers and other employees.  Such persons will not receive additional compensation.  The Company will reimburse banks, brokerage firms and other nominees for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners.  Your cooperation in promptly granting a proxy to vote your shares will help to avoid additional expense.

Quorum -   A majority of the outstanding shares will constitute a quorum at the meeting.

Impact of Abstentions and Broker Non-Votes -   If a stockholder holds shares in “street name” and does not provide voting instructions to the holder of the account regarding non-discretionary matters, such shares are considered “broker nonvotes.”   “Street name” means the shares are held in a stock brokerage account or by a bank, trust or other institution.  Broker nonvotes and abstentions are counted for purposes of determining the presence of a quorum for the transaction of business.  Shares represented by abstentions are counted as shares represented at the meeting and therefore will have no effect on the election of directors (Item #1) or the advisory vote on executive compensation (Item #4), but will have the effect of a vote against the ratification of Ernst & Young LLP as independent registered public accounting firm (Item #2) and approval of the Hormel Foods Corporation Operators’ Share Incentive Compensation Plan (Item #3).  Shares represented by broker nonvotes are not considered entitled to vote and thus are not counted for purposes of determining whether a proposal has been approved.  Under current New York Stock Exchange (“NYSE”) rules, uninstructed brokers would have discretionary voting power for ratification of Ernst & Young LLP as independent registered public accounting firm (Item #2).  Uninstructed brokers would not have discretionary voting power for the election of directors (Item #1), approval of the Hormel Foods Corporation Operators’ Share Incentive Compensation Plan (Item #3), and the advisory vote on executive compensation (Item #4).

MEETING ADMISSION

The following persons will be admitted to the Annual Meeting of Stockholders to be held on January 29, 2013:

•                  Stockholders of record at the close of business on November 30, 2012, and their immediate family members;

•                  Individuals holding written proxies executed by stockholders of record at the close of business on November 30, 2012;

•                  Stockholders who provide a letter or account statement from their broker, bank or other nominee showing that they owned stock held in the name of the broker, bank or other nominee at the close of business on November 30, 2012, and their immediate family members;

•                  Stockholders by virtue of stock held in the Company’s Employee Stock Purchase Plan;

•                  Other individuals with the approval of the Corporate Secretary; and

•                  One authorized representative of stockholders that are corporations or other entities.  Additional authorized representatives may be admitted with the approval of the Corporate Secretary.

If you are not able to attend, we will have video of the meeting available on the Internet after January 30, 2013.  To view this video, follow these instructions:

1.             Log on to the Hormel Foods Web site homepage at www.hormelfoods.com through your Internet connection;

2.                                      Place your mouse cursor over the word “Newsroom,” and click on it; and

3.                                      Place your mouse cursor over the “2013 Annual Meeting” video graphic, and click on the arrow icon to view the video.

CONDUCT OF MEETING

The Chairman will preside over the Annual Meeting of Stockholders pursuant to the Bylaws and by action of the Board of Directors.  The Chairman has broad authority to ensure the orderly conduct of the meeting.  This includes discretion to recognize stockholders or proxies who wish to speak and to determine the extent of discussion on each item of business.  Rules governing the conduct of the meeting will be distributed at the meeting along with the agenda.  The Chairman may also rely on applicable law regarding disorderly conduct to ensure that the meeting is conducted in a manner that is fair to all stockholders.

ITEM 1 – ELECTION OF DIRECTORS

Identifying and Evaluating Nominees for Director -  The Governance Committee is responsible for establishing procedures to identify and review the qualifications of all nominees for Board membership.  The Committee considers recommendations of director candidates made by directors, senior management, and the Company’s stockholders.  The Committee applies the same criteria for consideration of stockholder nominees as it does to nominees proposed by other sources.  The Committee may engage an independent search firm to assist the Committee in identifying and evaluating potential director nominees to fill vacancies on the Board.  In fiscal 2012, the independent search firm SpencerStuart assisted the Committee in identifying and evaluating potential director nominees.

Stockholders wishing to make a recommendation may do so by contacting the Governance Committee, c/o Brian D. Johnson, Vice President and Corporate Secretary, at 1 Hormel Place, Austin, Minnesota 55912.  Stockholders should send:

1.              Name of the candidate and the candidate’s business and residence addresses;

2.              A resume or biographical sketch of the candidate, which includes the candidate’s principal occupation or employment;

3.              A document(s) evidencing the number of shares of Company stock currently held by the candidate and the candidate’s willingness to serve as a director if elected; and

4.              A signed statement as to the submitting stockholder’s current status as a stockholder, which includes the stockholder’s address and the number of shares of Company stock currently held.

The Committee’s procedures include making a preliminary assessment of each proposed nominee.  Such assessment is based upon the resume and biographical information, an indication of the individual’s willingness to serve, and business experience and leadership skills.  This information is evaluated against the criteria set forth below and the Company’s specific needs at that time.  Based upon a preliminary assessment of the candidates, those who appear best suited to meet the Company’s needs may be invited to participate in interviews, which are used to further evaluate candidates.  On the basis of information learned during this process, the Committee determines which nominees to recommend to the Board.

The director nominee who joined the Board in September 2012, Christopher J. Policinski, was recommended to the Committee by multiple sources and evaluated along with other potential director nominees. Mr. Policinski was known to the Chief Executive Officer of the Company through their participation in the Grocery Manufacturers of America and was recommended to the Committee by the SpencerStuart firm.

Director Qualifications –The Governance Committee determines the selection criteria of director nominees based upon the Company’s needs at the time nominees are considered.  In evaluating director candidates, the Committee will consider a candidate’s:

•                  Intellect;

•                  Integrity;

•                  Broad-based experience at the policy-making level in business, government, education or the public interest;

•                  Analytical ability;

•                  Ability to qualify as an independent director;

•                  Ability and willingness to devote time and energy to effectively carry out all Board responsibilities; and

•                  Unique qualifications, skills and experience.

The Committee reviews past performance on the Board for directors seeking reelection.  The Board’s annual self-evaluation process assists the Committee in this review.

The Committee considers the diversity of director candidates and seeks to enhance the overall diversity of the Board.  Each candidate’s diversity in terms of race, gender, national origin and other personal characteristics is considered.  The Committee also assesses each candidate’s contribution to the diversity of the Board in a broader sense, including age, education, experience, skills and other qualifications.  While the Committee carefully considers diversity when evaluating director candidates, it has not adopted a formal diversity policy.

The Committee recommends director nominees to the Board to submit for election at the next Annual Meeting of Stockholders.  The Board selects director nominees based on its assessment and consideration of various factors.  These factors include the current Board profile, the long-term interests of stockholders, the needs of the Company, and the goal of creating an appropriate balance of knowledge, experience and diversity on the Board.

Our Nominees for Director –  Each of our director nominees is well qualified under the criteria described above.  As employees of the Company, Mr. Ettinger and Ms. Feragen do not qualify as independent directors.  Each director nominee brings a variety of qualifications, skills, attributes and experience to the Board of Directors.

A common trait among our director nominees is executive leadership experience with a large company or organization.  Such experience brings a variety of benefits, including an understanding of business management, various business functions and strategic planning.  Other advantages of an executive leadership background include experience with policy making, risk management and corporate governance matters.

Another common characteristic of our director nominees is each has prior service on our Board, although that service is limited for Mr. Policinski, the director nominee who joined the Board in September 2012.  Each director nominee has a demonstrated record of regular attendance, advance preparation and active participation in Board and Board committee meetings.  Through prior service on the Board committees, our director nominees have demonstrated and further developed expertise relating to the duties assigned to the Board committees.

The biographical information below identifies and highlights additional qualifications, skills, attributes and experience each director nominee brings to the Board.

The Board of Directors recommends a vote FOR each of the 12 director nominees listed below.  The persons named as proxies will vote FOR the election of these 12 nominees to hold office as directors until the next Annual Meeting of Stockholders and until their successors are elected and qualify, unless stockholders specify otherwise.  If any of such nominees become unavailable for any reason, it is intended that the proxies will vote for the election of such substitute persons as may be designated by the Board of Directors.  Directors are elected by a plurality of the votes cast.  The 12 candidates receiving the highest number of votes will be elected.

DIRECTOR NOMINEES

TERRELL K. CREWS, age 57, director since 2007.

Mr. Crews retired from Monsanto Company, an agricultural company, in November 2009. He served as Executive Vice President, Chief Financial Officer and Vegetable Business CEO for Monsanto Company, from 2007 to 2009, and Executive Vice President and Chief Financial Officer from 2000 to 2007. Mr. Crews is a member of the Board of Directors of Archer-Daniels-Midland Company, Decatur, Illinois, and Rock Tenn Corporation, Norcross, Georgia, and the Board of Trustees of Freed-Hardeman University, Henderson, Tennessee. Mr. Crews brings extensive expertise in finance and related functions to the Board, as well as significant knowledge of corporate development, agri-business and international operations.

JEFFREY M. ETTINGER, age 54, director since 2004.

Mr. Ettinger is Chairman of the Board, President and Chief Executive Officer of the Company, serving in that capacity since November 2006.  He was President and Chief Executive Officer from January to November 2006, and President and Chief Operating Officer from 2004 to 2006.  Mr. Ettinger is a member of the Board of Directors of The Toro Company, Bloomington, Minnesota, Grocery Manufacturers of America, Washington, D.C., American Meat Institute, Washington, D.C., Minnesota Business Partnership, Minneapolis, Minnesota, Mayo Clinic Health System in Austin Foundation, Austin, Minnesota, and The Hormel Foundation, Austin, Minnesota.  In addition to his exemplary executive leadership of the Company, Mr. Ettinger brings practical finance, marketing and legal expertise to the Board, as well as a deep knowledge of the Company and food industry developed during his 22-year tenure with the Company.

JODY H. FERAGEN, age 56, director since 2007.

Ms. Feragen is Executive Vice President and Chief Financial Officer of the Company.  She was elected to that position in November 2010, and was Senior Vice President and Chief Financial Officer from 2007 to 2010, and Vice President of Finance and Treasurer from 2005 to 2007.  Ms. Feragen is a member of the Board of Directors of Patterson Companies, Inc., St. Paul, Minnesota, and the University of North Dakota Foundation, Grand Forks, North Dakota.  Ms. Feragen brings to the Board in-depth expertise in finance and related functions developed during her over 26-year finance career, as well as knowledge of the Company and food industry.

GLENN S. FORBES, M.D., age 65, director since 2011.

Dr. Forbes is retired Executive Board Chair and Emeritus Physician, Mayo Clinic, having retired January 31, 2012.  At that time, Dr. Forbes was Medical Director for Diversified Business Activities for Medical Imaging Services at Mayo Clinic, a position he held since 2010, Professor of Radiology, Mayo Clinic College of Medicine, a position he held since 1990, and Consultant in the Department of Diagnostic Radiology at Mayo Clinic, a position he held since 1977.  He was Medical Director for State Government Affairs and Public Relations at Mayo Clinic from 2009 to 2010, and Chief Executive Officer, Mayo Clinic-Rochester from 2006 to 2009.  Dr. Forbes was a member of the Board of Trustees, Mayo Clinic from 2006 to 2009, and the Board of Governors, Mayo Clinic from 2003 to 2009, and Chair of the Executive Board, Mayo Clinic-Rochester from 2006 to 2009.  He is Chair of the Board of Directors of the American Board of Radiology Foundation.  Dr. Forbes brings executive leadership experience with a large Minnesota-based health care institution and extensive public policy and corporate governance expertise to the Board.

STEPHEN M. LACY, age 58, director since 2011.

Mr. Lacy is Chairman of the Board, President and Chief Executive Officer of Meredith Corporation, a media and marketing company, a position he has held since 2010. He served Meredith Corporation as President and Chief Executive Officer starting in 2006, President and Chief Operating Officer starting in 2004, President, Publishing Group, and President, Interactive and Integrated Marketing Group, starting in 2000, and Chief Financial Officer starting in 1998.  Mr. Lacy was President, from 1995 to 1997, and Chief Financial Officer, from 1992 to 1995, of Johnson & Higgins, an insurance brokerage firm, and General Manager, from 1990 to 1992, and Chief Financial Officer, from 1988 to 1990, of Commtron Corporation, a distributor of video cassettes and consumer electronics equipment.   He is a member of the Board of Directors of Meredith Corporation, Des Moines, Iowa.  Mr. Lacy brings extensive expertise in finance and consumer product marketing to the Board, as well as ongoing experience as the active Chief Executive Officer of a publicly held company whose stock is traded on the NYSE.

SUSAN I. MARVIN, age 57, director since 2002.

Ms. Marvin is President, Marvin Windows and Doors, a position she has held since 1995.  She is a member of the Board of Directors of The Marvin Companies, Warroad, Minnesota, and the Board of Trustees of the University of Minnesota Foundation, Minneapolis, Minnesota.  Ms. Marvin brings to the Board in-depth expertise on leadership and operations of a large Minnesota-based company and consumer product marketing.

JOHN L. MORRISON, age 67, director since 2003.

Mr. Morrison has served as Managing Director, Goldner Hawn Johnson & Morrison Incorporated, a private equity investment firm, since 1989 and Chairman, Callanish Capital Partners, a private hedge fund, since 2001.  He was Executive Vice President of Pillsbury and Chairman of the U.S. Consumer Foods Group from 1987 to 1989, and President of Pillsbury’s International Group from 1981 to 1987.  Mr. Morrison was a member of the President’s Foreign Intelligence Advisory Board, Washington, D.C., from 2006 to 2009.  He is a member of the Board of Directors of Andersen Corporation, St. Paul, Minnesota.  Mr. Morrison brings extensive expertise in finance, corporate development, and international business, as well as deep food industry knowledge, to the Board.

ELSA A. MURANO, Ph.D., age 53, director since 2006.

Dr. Murano is Professor of Nutrition & Food Science and President Emerita of Texas A&M University.  She has held that position since June 2009, and was President of Texas A&M University from December 2007 to June 2009, and Texas A&M University Vice Chancellor and Dean of Agriculture, Director of the Texas Agricultural Experiment Station, from 2005 to 2007.  Dr. Murano was Undersecretary for Food Safety, U.S. Department of Agriculture from 2001 to 2004.  She has served as Interim Director of the Norman Borlaug Institute for International Agriculture since June 2012.  Dr. Murano brings preeminent food safety expertise and significant experience in agri-business and regulatory affairs to the Board.

ROBERT C. NAKASONE, age 64, director since 2006.

Mr. Nakasone is Chief Executive Officer of NAK Enterprises, a family-owned investment and consulting business he has led since 2000.  Mr. Nakasone was Chief Executive Officer, Toys “R” Us, Inc. from 1998 to 1999, President and Chief Operating Officer from 1994 to 1997, Vice Chairman from 1989 to 1993, and President U.S. Toy Stores from 1985 to 1988.  Prior to 1985, he served in multiple senior executive capacities with the Jewel Companies, Inc., including Group Vice President and General Manager of the Jewel Food Stores Midwest Region.  Mr. Nakasone is a member of the Board of Directors of Staples, Inc., Framingham, Massachusetts, and served on the Board of Directors of eFunds Corporation from 2003 until the sale of the company to Fidelity National Information Services, Inc. in 2007.  He is also a member of the Board of Trustees of Claremont McKenna College, Claremont, California, Cottage Health System, Santa Barbara, California, and the “V” Foundation For Cancer Research, Cary, North Carolina.  Mr. Nakasone brings extensive expertise in retail food product marketing and international business development to the Board, as well as experience as the Chief Executive Officer of a large publicly held company.

SUSAN K. NESTEGARD, age 52, director since 2009.

Ms. Nestegard is former President, Global Healthcare Sector, of Ecolab Inc., a provider of cleaning and sanitizing products and services.  She held that position from 2010 to May 2012, and was Executive Vice President, Global Healthcare Sector, from 2008 to 2010, Senior Vice President, Research, Development and Engineering, and Chief Technical Officer, from 2003 to 2008.  Ms. Nestegard also has over 20 years experience with 3M Company in product development, research and development, and business unit management.  Ms. Nestegard brings significant expertise in food safety, research and development, foodservice, and international business to the Board.

DAKOTA A. PIPPINS, age 64, director since 2001.

Mr. Pippins has been President and Chief Executive Officer, Pippins Strategies, LLC, a marketing consulting company, since 2003.  He served as Director of Urban Think Tank and Director of Planning for the Vigilante Division of Leo Burnett, USA, an advertising agency, from 1998 to 2003, Director of Management Institute at New York University from 1990 to 1995, and has been an Adjunct Associate Professor at New York University since 1990.  Prior experience includes various management positions at Citicorp, a banking company, General Foods Corporation, a food company, and Burrell Communications Group, a marketing company.  Mr. Pippins brings to the Board in-depth expertise on consumer product marketing and corporate sustainability, developed both through professional work experience and academia.

CHRISTOPHER J. POLICINSKI, age 54, director since 2012.

Mr. Policinski is President and Chief Executive Officer of Land O’Lakes, Inc., a member-owned cooperative which produces and markets dairy-based food products and agricultural supplies, a position he has held since 2005.  He served Land O’Lakes, Inc. as Chief Operating Officer of the Dairy Foods business unit starting in 1999, and Vice President of Strategy and Business Development starting in 1997.  Prior experience includes various management positions at Kraft General Foods Corporation, a food company, Bristol Myers Squibb, a biopharmaceutical and consumer goods company, and Pillsbury Company, a food company.  Mr. Policinski is a member of the Board of Directors of Xcel Energy, Inc., Minneapolis, Minnesota, Grocery Manufacturers of America, Washington, D.C., National Milk Producers Federation, Arlington, Virginia, National Council of Farmer Cooperatives, Washington, D.C., U. S. Global Leadership Campaign, Washington, D.C., and the Greater Twin Cities United Way, Minneapolis, Minnesota, and the Board of Overseers of Carlson School of Management, Minneapolis, Minnesota.  Mr. Policinski brings extensive expertise in agri-business, consumer product marketing and corporate development to the Board, as well as ongoing experience as the active Chief Executive Officer of a large Minnesota-based company operating globally in the food industry.

No family relationship exists between any of the director nominees or executive officers of the Company.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines which include the following:

•                                          At all times a substantial majority of the Board will be independent, as that term is defined in relevant law and the NYSE listing standards;

•                                          Directors who (1) retire from or change their principal employment, (2) reach retirement age of 72, (3) resign or are removed from, or fail to be re-elected to, the board of directors of any other public company, or (4) take action that creates a conflict of interest with the Company, must submit a letter of resignation from the Board.  The Board may accept or reject a letter of resignation.  It is the Board’s general policy that directors will not stand for reelection after reaching age 72;

•                                          The Board and Board committees will conduct annual self-evaluations;

•                                          Directors participate in an annual strategic planning retreat, which provides directors a detailed overview of the Company’s strategic business plans and an opportunity to access senior management of the Company;

•                                          All non-management directors will meet in executive session at least quarterly (the Board’s practice is to meet in executive session after each regularly scheduled meeting);

•                                          The Compensation Committee will evaluate the Chief Executive Officer’s performance annually.  This evaluation is based in part on a self-evaluation by the Chief Executive Officer (“CEO”) which is reviewed by all the nonemployee directors.  The annual evaluation will take into account the CEO’s performance measured against established goals.  After the process has been completed, the Compensation Committee will set the CEO’s compensation and obtain the Board’s ratification of such compensation;

•                                          Directors will have full access to officers and employees of the Company; and

•                                          The Board and each committee have the power to hire independent legal, financial or other advisers, without consulting or obtaining the approval of any officer of the Company.

The Company’s Corporate Governance Guidelines may be found on the Company’s Web site at www.hormelfoods.com under “Investors - Corporate Governance.”

Board Leadership Structure

The Board takes a flexible approach to the issue of whether the offices of Chairman and CEO should be separate or combined.  This approach allows the Board to regularly evaluate whether it is in the best interests of the Company for the CEO or another director to hold the position of Chairman.

Mr. Ettinger has served as both Chairman and CEO of the Company since November 2006.  The Board continues to believe there are important advantages to Mr. Ettinger serving in both roles at this time.  Mr. Ettinger is the director most familiar with our Company’s business and industry and best situated to propose the Board’s agendas and lead Board discussions on important matters.  Mr. Ettinger provides a strong link between management and the Board, which promotes clear communication and enhances strategic planning and implementation of corporate strategies.  Another advantage is the clarity of leadership provided by one person representing the Company to employees, stockholders and other stakeholders.

When the Chairman is not an independent director, the Board believes it may be useful and appropriate to designate a “Lead Director.”  The Governance Committee annually reviews use of the Lead Director position and duties of a Lead Director.  The Lead Director position is held by an independent director elected by the Board of Directors.  The Board’s policy is that a director’s term as Lead Director should generally be limited to three consecutive years.

John L. Morrison was elected the Lead Director effective at the end of the Board meeting held November 21, 2011.  Mr. Morrison replaced John G. Turner, who served as the Lead Director from November 23, 2009 through the end of the Board meeting held November 21, 2011, when he retired from the Board.    The duties of the Lead Director include the following:

•                                          Serve as a liaison between the Chairman and the non-management directors;

•                                          Serve as a liaison among the non-management directors;

•                                          Provide input to the Chairman on the preparation of Board meeting agendas, including content, sequence, and time allocations;

•                                          Have the authority to call meetings of the non-management directors, with advance notice of such meetings to be given to the Chairman;

•                                          Preside at meetings of the Board in the absence of the Chairman;

•                                          Preside at executive sessions of the non-management directors;

•                                          In conjunction with the Governance Committee, take an active role in the Board’s annual self-evaluation; and

•                                          In conjunction with the Compensation Committee, take an active role in the annual evaluation of the CEO.

The independent directors who chair the Company’s Audit, Compensation, Governance and Contingency Committees also provide leadership to the Board in their assigned areas of responsibility.   The Board believes the substantial majority of independent directors on the Board, use of a Lead Director, independent Committee chairs and executive sessions of the non-management directors safeguard the independent governance of the Board.

Code of Ethical Business Conduct

The Company has adopted a Code of Ethical Business Conduct that covers its directors, officers and employees.  This Code of Ethical Business Conduct may be found on the Company’s Web site at www.hormelfoods.com under “Investors - Corporate Governance.”

Stock Ownership Guidelines

The Company’s officers and directors are subject to stock ownership guidelines.   Officers need to hold shares of Company stock with a value equal to their five-year average base salary times a multiple of 1.5 to 5, depending on position.  Directors need to hold shares of Company stock with a value equal to their five-year average annual retainer times a multiple of 4.  For both officers and directors, the required stock ownership value is divided by the five-year average Company stock price, based on fiscal year end prices, to calculate the number of shares to be held.

The value of shares individually owned, held in Company benefit plans, and deferred in the Company’s deferred compensation plans are counted toward the guidelines.   Individual ownership of shares is determined under Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”).   Stock options and restricted shares are not counted toward the guidelines.

Officers and directors have approximately five years from their initial election to comply with the guidelines.  Officers promoted to a level requiring higher stock ownership under the guidelines have five years to achieve compliance.  All officers and directors who are subject to the guidelines are in compliance with the guidelines.

In March 2012, the Company adopted a policy prohibiting officers and directors from holding Company stock in a margin account or pledging Company stock as collateral for a loan.

Board Independence

The Company’s Corporate Governance Guidelines require that a substantial majority of the Company’s directors be independent.  The NYSE listing standards require that a majority of the Company’s directors be independent and that the Audit, Compensation and Governance Committees be comprised entirely of independent directors.  The Board of Directors has adopted standards to assist it in making the annual determination of each director’s independence status. These Director Independence Standards are consistent with the NYSE listing standards. The Director Independence Standards are posted on the Company’s Web site at www.hormelfoods.com under “Investors - Corporate Governance.”  A director will be considered “independent” if he or she meets the requirements of the Director Independence Standards and the independence criteria in the NYSE listing standards.

The Board of Directors has affirmatively determined that the following directors have no direct or indirect material relationship with the Company and satisfy the requirements to be considered independent:

Terrell K. Crews	Elsa A. Murano	Michael J. Mendes (resigned February 14, 2012)
Glenn S. Forbes	Robert C. Nakasone	Hugh C. Smith (retired November 21, 2011)
Stephen M. Lacy	Susan K. Nestegard	John G. Turner (retired November 21, 2011)
Susan I. Marvin	Dakota A. Pippins
John L. Morrison	Christopher J. Policinski

The Board of Directors also has determined that each of the Company’s Audit, Compensation, Governance and Contingency Committees is composed solely of independent directors.  In making the independence determinations, the Board reviewed all of the directors’ relationships with the Company.  This review is based primarily on a review of the responses of the directors to questions regarding employment, business, family, compensation and other relationships with the Company and its management.  In making the independence determination for Mr. Lacy, Chairman of the Board, President & CEO of Meredith Corporation, the Board considered the relationship arising out of the transactions in the ordinary course of business between the Company, through its advertising agency, and Meredith Corporation, a supplier of the Company.  The Board determined that this relationship was not material and did not impair Mr. Lacy’s independence.  In making the independence determination for Mr. Policinski, President & CEO of Land O’Lakes, Inc., the Board considered the relationship arising out of the transactions in the ordinary course of business between the Company and Land O’Lakes, Inc., a supplier of the Company.  The Board determined that this relationship was not material and did not impair Mr. Policinski’s independence.  The dollar amount of the Company’s transactions with Meredith Corporation and Land O’Lakes, Inc. are below the thresholds for commercial transactions under the independence criteria in the NYSE listing standards.

Board of Director and Committee Meetings

Board of Directors and Committees -   The Board of Directors conducts its business through meetings of the Board and its committees.  The Lead Director presides at executive sessions of the nonmanagement directors.  The Board held eight meetings during fiscal 2012.

Each director attended at least 75% of the total meetings during the fiscal year of the Board and Board committees on which he or she served, with one exception.  Elsa A. Murano attended 74% of the total meetings during fiscal 2012 of the Board and Board committees on which she served.  Dr. Murano missed one Board meeting and one Board committee meeting due to her attendance at the request of the State Department at an international meeting of a governmental advisory board she serves on which was held the same day.  If Dr. Murano had been able to attend those two meetings, her attendance record would have been consistent with that of other Board members.

The Board of Directors has established the following Board committees: Audit, Compensation, Governance, and Contingency.   The following table shows membership and meeting information for each committee for fiscal 2012.

Name	Audit Committee(1)	Compensation Committee(1)(2)	Governance Committee(2)	Contingency Committee(1)(2)
Terrell K. Crews	X*	X		X
Glenn S. Forbes			X	X
Stephen M. Lacy	X	X(3)		X
Susan I. Marvin		X*	X	X
John L. Morrison	X(4)	X(4)	X(4)	X*
Elsa A. Murano	X			X
Robert C. Nakasone		X	X	X
Susan K. Nestegard	X			X
Dakota A. Pippins			X*	X
Christopher J. Policinski	X(5)			X(5)
Total Meetings in Fiscal 2012	11	6	8	0

______________

* Committee Chair

(1)                                 Michael J. Mendes served on the Audit, Compensation and Contingency Committees until his resignation from the Board effective February 14, 2012.

(2)                                 Hugh C. Smith and John G. Turner each served on the Compensation, Governance and Contingency Committees until his retirement from the Board effective at the end of the Board meeting held November 21, 2011.

(3)                                 Stephen M. Lacy joined the Compensation Committee effective March 26, 2012.

(4)                                 John L. Morrison served on the Audit Committee through November 21, 2011, and from February 20, 2012 through September 22, 2012.  Mr. Morrison served on the Governance Committee from November 21, 2011 through February 20, 2012, and since September 22, 2012.  Mr. Morrison was Compensation Committee Chair through November 21, 2011, at which time Susan I. Marvin became Compensation Committee Chair.

(5)                                 Christopher J. Policinski joined the Audit and Contingency Committees effective September 22, 2012, with those Committees having no meetings in fiscal 2012 after that date.

Each of the Audit, Compensation and Governance Committees has adopted and operates under a written charter.  These charters may be found on the Company’s Web site at www.hormelfoods.com under “Investors - Corporate Governance.”

Audit Committee -  Each member of the Audit Committee is financially literate as determined by the Board of Directors.  The Board also determined that Terrell K. Crews and Stephen M. Lacy each is an audit committee financial expert, as defined by the rules of the Securities and Exchange Commission (“SEC”).   The duties of the Audit Committee include the following:

•                  Select and evaluate the performance of the independent registered public accounting firm;

•                  Discuss with the internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits;

•                  Ensure that the independent registered public accounting firm is accountable to the Committee and that the firm has no relationship with management or the Company that would impair their independence;

•                  Review and discuss with management and the external auditors the quarterly and annual financial statements of the Company;

•                  Establish procedures for the handling of complaints received by the Company regarding accounting, internal controls or auditing matters, including the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•                  Provide an open avenue of communication between the internal auditors, the external auditors, Company management and the Board;

•                  Understand the Company’s key areas of risk and assess the steps management takes to manage such risk; and

•                  Oversee the Company’s Code of Ethical Business Conduct, including assessment of the steps management takes to assure the Company’s compliance with all applicable laws and regulations and corporate policies.

Compensation Committee -   The duties of the Compensation Committee include the following:

•                  Establish compensation arrangements for all officers of the Company;

•                  Engage a compensation consultant to review the Company’s compensation programs;

•                  Make recommendations to the Board regarding incentive compensation and equity-based compensation plans, and administer such plans;

•                  Make recommendations to the Board regarding compensation to be paid to the Company’s directors; and

•                  Establish investment policies for the Company’s defined benefit pension plans, and periodically review investments for consistency with those policies.

Governance Committee -   The duties of the Governance Committee include the following:

•                  Establish criteria for new directors and evaluate potential candidates;

•                  Make recommendations to the Board regarding the composition of Board committees;

•                  Make recommendations to the Board regarding the Lead Director position;

•                  Review the Company’s executive succession plans;

•                  Periodically assess the Company’s Corporate Governance Guidelines, as well as the Company’s adherence to them;

•                  Evaluate objectives and policies regarding the Company’s management of its human resources; and

•                  Oversee the annual evaluation of the Board.

Contingency Committee -   The Contingency Committee considers any matters referred to it by the Board.   Such matters would require the deliberation and decision of disinterested and independent directors.

Board Role in Risk Oversight

The Board of Directors takes an active role in risk oversight.  The Board administers its risk oversight function through the full Board and each of its committees.  Management of the Company, which is responsible for day-to-day risk management, maintains an enterprise risk management (“ERM”) process.  The ERM process is designed to identify and assess the Company’s risks globally, and develop steps to mitigate and manage risks.  The Board receives regular reports on the ERM process.

The Board’s oversight of risk includes engaging in an annual strategic planning retreat with senior management, approving annual operating plans and strategic plans, and approving significant transactions.  In addition, the Board receives regular reports on the Company’s overall business, specific business units and financial results, as well as specific presentations on topics relating to risks and risk management.

The Audit Committee assists the Board with its risk oversight in a variety of areas, including financial reporting, internal controls and legal and regulatory compliance.   The Audit Committee has oversight of the Company’s internal audit function and the Company’s Code of Ethical Business Conduct.  The Audit Committee also appoints the independent registered public accounting firm and approves the services it provides to the Company. The Compensation Committee oversees risk in connection with compensation programs, including incentive compensation plans and equity-based plans.  The Governance Committee oversees risk in connection with corporate governance practices.  All of these committees make regular reports of their activities to the full Board.

Policy Regarding Attendance at Annual Meetings

The Company encourages, but does not require, its Board members to attend the Annual Meeting of Stockholders.  Last year eleven directors of the Company attended the Annual Meeting of Stockholders.

Board Communication

Interested parties may communicate with the Board of Directors by sending a letter directed to the Board of Directors, nonemployee directors or specified individual directors, addressed to:  Brian D. Johnson, Vice President and Corporate Secretary, 1 Hormel Place, Austin, Minnesota 55912.  All communications, whether signed or anonymous, will be directed to the Lead Director or the Chair of one of the committees based on the subject matter of the communication, or to the nonemployee directors or the specified directors, if so directed.

COMPENSATION OF DIRECTORS

In fiscal 2012, the Company provided the following elements of compensation to nonemployee directors:

•                  Annual retainer of $70,000;

•                  Additional retainer of $25,000 per year for Lead Director;

•                  Additional retainer of $15,000 per year for chair of the Audit and Compensation Committees;

•                  Additional retainer of $10,000 per year for chair of the Governance Committee;

•                  No meeting fee for attendance at Board meetings;

•                  Meeting fee for each committee meeting of $1,000 for attendance in person or $500 for attendance by telephone;

•                  An award of 4,500 restricted shares of stock on February 1, subject to a one-year restricted period; and

•                  A grant of 6,600 stock options on February 1, with an exercise price equal to the fair market value of one share of the Company’s common stock based on the NYSE closing price at the end of that day ($28.97 on February 1, 2012), a ten-year term and vesting six months after the date of grant.

The retainers are paid half on February 1 and half on August 1.  These payments and the equity awards are made on the first business day after February 1 and August 1 if those dates fall on a non-business day.

On September 22, 2012, the Compensation Committee approved a grant to the newly elected director, Christopher J. Policinski, of a prorated award of 2,250 restricted shares of stock and 3,300 stock options.  These stock options have an exercise price equal to the fair market value of one share of the Company’s common stock based on the NYSE closing price of the stock on September 21, 2012 ($29.24), the last business day prior to the grant.

The award of restricted shares and grant of stock options on February 1 and September 22, 2012 were made pursuant to the terms of the stockholder-approved 2009 Long-Term Incentive Plan.  Each nonemployee director and the Company entered into a Restricted Stock Award Agreement and a Stock Option Agreement consistent with the 2009 Long-Term Incentive Plan, as applicable.  The restricted shares are subject to a one-year restricted period.  Restricted shares granted in fiscal 2010 and prior years have a five-year restricted period, with immediate vesting upon death, disability, or retirement from the Board, subject to a minimum one-year restricted period.  Directors receive declared dividends on, and are entitled to vote, the restricted shares prior to vesting.  The options have a ten-year term and are exercisable six months after the grant date.

Nonemployee directors may defer all or a portion of retainer and meeting fees under the Company’s Nonemployee Director Deferred Stock Plan.  Deferred fees times 105% are credited as stock units under the plan.  The stock units have the same value as Company common stock and receive dividend equivalents.  Stock units become payable in shares of Company common stock following termination of service as a director.

Directors who are employees of the Company received $100 for each Board meeting they attended prior to May 23, 2011.  On that date, the Compensation Committee eliminated this meeting fee, which had been in place since 1934.  Compensation of employee directors is included in the Summary Compensation Table on page 24.

The Compensation Committee reviews the compensation to be paid to the Company’s nonemployee directors.  The Committee uses a compensation consultant, Pearl Meyer & Partners, to provide advice regarding nonemployee director compensation.  The consultant analyzes each element of director compensation and total director compensation for the same peer group of companies which is used to evaluate executive compensation.  See “How Annual Compensation Decisions are Made” on page 22 for a list of these peer companies.  The Committee reviews the consultant’s report of competitive director compensation and determines whether to recommend to the Board a change in the Company’s nonemployee director compensation.  If such a change is recommended by the Committee, the full Board would then determine whether to ratify the change.

The Compensation Committee’s current policy is to review nonemployee director compensation every other year.  After this process was completed in late 2012, the Company’s nonemployee director compensation policy was modified beginning in fiscal 2013 to revise the annual equity component from 4,500 restricted shares of stock and 6,600 stock options to a fixed value approach consisting of $160,000 in restricted shares.

The fiscal 2012 compensation of our nonemployee directors is shown in the following table.

DIRECTOR COMPENSATION FOR FISCAL 2012

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2) (5)	Option Awards ($)(3) (5)	All Other Compensation ($)(4)	Total ($)
Terrell K. Crews	98,500	130,365	35,442	719	265,026
Glenn S. Forbes	77,000	130,365	35,442	101	242,908
Stephen M. Lacy	82,000	130,365	35,442	-	247,807
Susan I. Marvin	97,500	130,365	35,442	20,227	283,534
Michael J. Mendes	39,000	-	-	-	39,000
John L. Morrison	109,500	130,365	35,442	10,342	285,649
Elsa A. Murano	76,000	130,365	35,442	-	241,807
Robert C. Nakasone	82,500	130,365	35,442	16,462	264,769
Susan K. Nestegard	78,000	130,365	35,442	2,150	245,957
Dakota A. Pippins	87,000	130,365	35,442	5,963	258,770
Christopher J. Policinski	35,000	65,790	17,688	-	118,478
Hugh C. Smith	2,000	-	-	14,088	16,088
John G. Turner	2,000	-	-	4,716	6,716

(1)                                 Consists of annual retainer, additional retainer for Lead Director and committee chairs, and meeting fees.  Includes amounts voluntarily deferred under the Company’s Nonemployee Director Deferred Stock Plan.

(2)                                 Consists of the aggregate grant date fair value of restricted stock granted to each nonemployee director in fiscal 2012, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (Compensation – Stock Compensation) (“FASB ASC Topic 718”).  4,500 shares of restricted stock were granted to each nonemployee director on February 1, 2012, and Mr. Policinski received a prorated grant of 2,250 shares of restricted stock on September 22, 2012. The grant date fair value is based on the NYSE closing price of our common stock on the grant date, which was $28.97 on February 1, 2012 and $29.24 on September 21, 2012 (the last business day prior to the September 22 grant).

(3)                                 Consists of the aggregate grant date fair value of stock options granted to each nonemployee director in fiscal 2012, calculated in accordance with FASB ASC Topic 718.  6,600 stock options were granted to each nonemployee director on February 1, 2012, and Mr. Policinski received a prorated award of 3,300 stock options on September 22, 2012.  The grant date fair value is based on the Black-Scholes valuation model.  Assumptions used to calculate these amounts are included in Note A, “Summary of Significant Accounting Policies – Employee Stock Options,” and Note

L, “Stock-Based Compensation,” of the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended October 28, 2012.

(4)                                 Consists primarily of dividend equivalents paid on stock units under the Company’s Nonemployee Director Deferred Stock Plan.  Also includes matching gifts to educational institutions made by the Company on behalf of directors as follows: Mr. Nakasone - $10,000; and Dr. Smith - $7,500.  This matching gift program is available to all full-time and retired employees and directors of the Company.

(5)                                 As of October 28, 2012, nonemployee directors held the following number of unexercised stock options and unvested shares of restricted stock:

Name	Unexercised Options (#)	Unvested Shares of Restricted Stock (#)
Terrell K. Crews	39,970	19,500
Glenn S. Forbes	9,900	4,500
Stephen M. Lacy	9,900	4,500
Susan I. Marvin	21,200	19,500
John L. Morrison	70,534	19,500
Elsa A. Murano	48,600	19,500
Robert C. Nakasone	48,600	19,500
Susan K. Nestegard	23,816	11,136
Dakota A. Pippins	61,200	19,500
Christopher J. Policinski	3,300	2,250

AUDIT COMMITTEE REPORT AND
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

Audit Committee Report

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors.  Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls.  The Committee has the sole authority to appoint or replace the Company’s independent registered public accounting firm.  The independent registered public accounting firm reports directly to the Audit Committee.

The Audit Committee has reviewed and discussed the Company’s fiscal year 2012 audited financial statements with management and with Ernst & Young LLP (“Ernst & Young”), the Company’s independent registered public accounting firm. The Audit Committee also has discussed with Ernst & Young the matters required to be discussed under Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received from Ernst & Young the written disclosures and the letter required by the Public Company Accounting Oversight Board in Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, regarding Ernst & Young’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young its independence from the Company.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the fiscal year 2012 audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended October 28, 2012, for filing with the SEC.

THE AUDIT COMMITTEE
Terrell K. Crews, Chair	Susan K. Nestegard
Stephen M. Lacy	Christopher J. Policinski
Elsa A. Murano

Independent Registered Public Accounting Firm Fees

The following table shows aggregate fees billed to the Company for fiscal years ended October 28, 2012 and October 30, 2011 by Ernst & Young, our independent registered public accounting firm.

	Fiscal 2012	Fiscal 2011
Audit fees	$ 1,365,567	$ 1,370,350
Audit-related fees	$ 132,000	$ 132,000
Tax fees	$0	$0
All other fees	$0	$0

Audit Fees -   Audit fees are for audit of the Company’s financial statements for fiscal years 2012 and 2011.  Audit fees also include reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q.

Audit-Related Fees -   Audit-related fees are for services related to the performance of the audit.  These services consist of benefit plan audits.

Tax Fees -   Tax fees are for services related to tax compliance, tax advice and tax planning.

Audit Committee Preapproval Policies and Procedures

The Audit Committee has adopted policies and procedures requiring preapproval of audit and nonaudit services provided to the Company by the independent registered public accounting firm.  The Committee preapproved all of the services performed by Ernst & Young during fiscal years 2012 and 2011.  The Audit Committee approves all audit and nonaudit fees in advance at each quarterly meeting.

ITEM 2 – RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors appointed Ernst & Young as the independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending October 27, 2013.  Ernst & Young has served as the Company’s public auditors since 1931.

At the Annual Meeting, stockholders will be asked to ratify the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending October 27, 2013.  Stockholder approval of this appointment is not required.  The Board is requesting ratification in order to obtain the views of the Company’s stockholders.  If the appointment is not ratified, the Audit Committee will reconsider its selection.  Representatives of Ernst & Young are expected to be present at the meeting, will be afforded an opportunity to make a statement, and will be available to respond to appropriate questions.

Ratification of this appointment will require the affirmative vote of the majority of the shares of common stock represented in person or by proxy at the meeting.  The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP.  Properly dated and signed proxies will be so voted unless stockholders specify otherwise.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Information as to the persons or groups known by the Company to be beneficial owners of more than five percent of the Company’s common stock, as of November 30, 2012, is shown below:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Hormel Foundation 329 North Main Street, Suite 102L, Austin, Minnesota 55912	128,616,558(1)	48.79%

(1)           The Hormel Foundation (“Foundation”) holds 14,172,086 of such shares as individual owner and 114,444,472 of such shares as trustee of various trusts.  The Foundation, as trustee, votes the shares held in trust.  The Foundation has a remainder interest in all of the shares held in trust.  The remainder interest consists of principal and accumulated income in various trusts.  These interests are to be distributed when the trusts terminate upon the death of designated beneficiaries, or upon the expiration of twenty-one years after the death of such designated beneficiaries.

The Foundation was converted from a private foundation to a public foundation on December 1, 1980.  The Certificate of Incorporation and Bylaws of the Foundation provide for a Board of Directors, a majority of whom represent nonprofit agencies to be given support by the Foundation.  Each member of the Board of Directors of the Foundation has equal voting rights. Members of the Board of Directors of the Foundation are: Chair, Gary J. Ray, retired President Protein Business Units of Hormel Foods; Vice Chair, Bonnie B. Rietz, former Mayor of the City of Austin; Secretary, Steven T. Rizzi, Jr., Attorney, Austin; Treasurer, Jerry A. Anfinson, retired Certified Public Accountant, Austin; Lt. David D. Amick, Commanding Officer, The Salvation Army of Austin; Dr. Mark R. Ciota, President and Chief Executive Officer of Mayo Clinic Health System-Austin; Dr. Zigang Dong, Executive Director, The Hormel Institute, Austin, representing the University of Minnesota; Jeffrey M. Ettinger, Chairman of the Board, President and Chief Executive Officer of Hormel Foods; Craig W. Johnson, Attorney, Austin; Joel W. Johnson, retired Chairman of the Board of Hormel Foods; David M. Krenz, Superintendent of Austin Public Schools; Mandi D. Lighthizer-Schmidt, Executive Director, United Way of Mower County, Inc.; Tedd M. Maxfield, Executive Director, YMCA of Austin; James R. Mueller, Executive Director, Cedar Valley Services, Inc., Austin; John E. O’Rourke, representing the City of Austin; Larry J. Pfeil, retired Vice President of Hormel Foods; Michael C. Ruzek, representing the Austin Area Foundation; Mahlon C. Schneider, retired Senior Vice President and General Counsel of Hormel Foods; and Robert J. Thatcher, retired Vice President and Treasurer of Hormel Foods, representing the Austin Community Scholarship Committee.

SECURITY OWNERSHIP OF MANAGEMENT

Information as to beneficial ownership of the Company’s common stock by directors, nominees, executive officers of the Company named in the Summary Compensation Table on page 24, and all directors and executive officers of the Company as a group as of November 30, 2012, is shown below:

	Amount and Nature of Beneficial Ownership

Name of Beneficial Owner	Shares(1)	Exercisable Options(2)	Percent of Class
Steven G. Binder(3)(4)	133,428	470,200	*
Richard A. Bross(3)(4)	259,084	302,500	*
Terrell K. Crews	29,732	39,970	*
Jeffrey M. Ettinger(3)(4)(5)	248,009	2,990,200	1.20%
Jody H. Feragen(4)	129,926	482,700	*
Ronald W. Fielding(4)	55,762	220,200	*
Glenn S. Forbes	6,750	9,900	*
Stephen M. Lacy	6,750	9,900	*
Susan I. Marvin	104,716	21,200	*
John L. Morrison(3)	54,124	70,534	*
Elsa A. Murano	31,120	48,600	*
Robert C. Nakasone	31,120	48,600	*
Susan K. Nestegard	15,636	23,816	*
Dakota A. Pippins	31,548	53,200	*
Christopher J. Policinski	2,250	-	*
All Directors and Executive Officers as a Group (28 persons)(4)	1,540,425	6,730,020	3.06%

* One percent or less.

(1)           Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares of the Company’s common stock have sole voting and investment powers with respect to the shares.  Includes 44,000 shares that Mr. Larry L. Vorpahl, an executive officer, pledged as collateral for a bank loan prior to 2012, when the Company adopted a policy prohibiting such pledges.  Holdings are rounded to the nearest full share.

(2)           Consists of shares subject to options exercisable on or within 60 days of November 30, 2012.

(3)           Includes the following number of shares of the Company’s common stock beneficially owned by members of their respective households:  Mr. Binder – 133,428; Mr. Bross – 37,732; Mr. Ettinger – 985; and Mr. Morrison – 7,000.

(4)           Shares listed as beneficially owned include, where applicable, shares allocated to participants’ accounts under the Hormel Tax Deferred Investment Plan A – 401(k), and a pro-rata share of unallocated shares held in the Company’s Joint Earnings Profit Sharing Trust for the benefit of participants.

(5)           Does not include any shares owned by The Hormel Foundation.  Mr. Ettinger is a member of the Board of Directors of the Foundation.  Mr. Ettinger disclaims beneficial ownership of all shares owned by the Foundation.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that follows this report. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended October 28, 2012.

THE COMPENSATION COMMITTEE

Susan I. Marvin, Chair	John L. Morrison
Terrell K. Crews	Robert C. Nakasone
Stephen M. Lacy

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Overview

The Compensation Committee of the Board of Directors establishes and administers the compensation and benefit programs for executive officers.  The Compensation Committee consists exclusively of nonemployee, independent directors.  The Committee uses a compensation consultant, Pearl Meyer & Partners, to provide compensation advice independent of Company executives.  The Committee determined the consultant’s work did not raise any conflict of interest. Pearl Meyer & Partners does not provide any additional consulting services to the Company.  The Committee and their consultant work with senior management to implement and monitor the programs the Committee approves.

The Company’s executive compensation programs are designed to achieve two primary goals:

•      Attract and retain highly qualified executive officers; and

•      Incent the behavior of executive officers to create stockholder value.

These two goals are achieved by providing a competitive total compensation program that offers competitive “fixed pay” (i.e., base salary and benefits) along with “variable, performance-based pay” designed to reward performance.

Total compensation for executive officers is leveraged toward incentive compensation rather than base salary.  Incentive compensation is comprised of both short-term and long-term incentives.  An appropriate balance of short-term and long-term incentives assures executive officers are properly balancing the need for consistent annual performance with the need for improved performance over a multi-year timeline.  This compensation balance provides both downside risk and upside opportunity for reward based on Company performance.

The Company’s target pay positioning reflects the strong pay-for-performance philosophy.  The Compensation Committee considers several factors in its review and approval of overall target compensation, including individual experience and performance, internal parity, competitive pay levels, and competitive performance.  In addition to reviewing target pay levels, the Committee also considers the range of potential payouts under the various plans as well as the performance/payout time horizon.  As indicated in the table below, target pay levels and incentive plan leverage are designed to create alignment between actual relative pay and relative performance.  The Committee believes this strategy has allowed the Company to attract and retain a skilled, experienced management team, including the named executive officers (“NEOs”) listed in the Summary Compensation Table on page 24, that has delivered strong, consistent financial performance and returns to stockholders.

Pay Component	Performance Factors	Performance Time Horizon	Performance Leverage	% of Target Total Direct Compensation for NEOs

Base Salary	Individual performance	Annual	Low	15 – 20%

Operators’ Shares	Company EPS	Annual	Low/Moderate	5 - 10%

Annual Incentive Plan	Company and business unit operating profit and asset management	Annual	Moderate/High	15 – 25%
Long-Term Incentive	Relative total shareholder return performance	3-year performance period	Moderate/High	10 – 20%
Stock Options	Stock price growth	4-year vesting; 10-year term	High	30 – 50%

At the 2011 Annual Meeting of Stockholders, the Company provided stockholders an advisory vote on executive compensation.  The stockholders approved, on an advisory basis, the compensation of the Company’s NEOs, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in the Company’s 2011 annual meeting proxy statement.  The vote was 103,096,861 shares “For” (97.53% of the shares voted), 1,027,575 shares “Against” (0.97% of the shares voted), and 1,589,564 shares “Abstain” (1.50% of the shares voted).

The Committee took into account the result of the stockholder vote in determining executive compensation policies and decisions since that vote.  The Committee viewed the vote as an expression of the stockholders’ general satisfaction with the Company’s current executive compensation programs.  While the Committee considered this stockholder satisfaction in determining to continue the Company’s executive compensation programs for fiscal 2013, decisions regarding incremental changes in individual compensation were made in consideration of the factors described below.

Consistent with the stockholders’ preference expressed in voting at the 2011 Annual Meeting of Stockholders, the Company’s Board of Directors determined that an advisory vote on the compensation of the Company’s NEOs will be conducted every two years.  Following the stockholder advisory vote at this meeting (See item 4 on page 34), the next such vote will take place at the 2015 Annual Meeting of Stockholders.

Executive Compensation Programs

Executive officer compensation consists of six parts:

•      Base Salary;

•      Operators’ Share Incentive Compensation Plan;

•      Annual Incentive Plan;

•      Long-Term Incentives;

•      Stock Incentives; and

•      Benefits and Perquisites.

Base Salary

Base salary levels are the fixed portion of the executive compensation package. Base salary levels typically represent less than 40% of an executive officer’s total direct compensation.  Salary levels are based on a combination of factors.  These factors include competitive pay levels, the executive’s experience and tenure, the executive’s responsibilities, the executive’s performance and the Company’s overall annual budget for merit increases.  In keeping with the Company’s desire for a performance-oriented pay program, base salaries are generally below competitive median levels.

Operators’ Share Incentive Compensation Plan

Why Operators’ Shares?

The Hormel Foods Corporation Operators’ Share Incentive Compensation Plan (“Operators’ Share Plan”) is a short-term incentive.  The basic concept of the Operators’ Share Plan structure has been in place since 1932.

This annual cash incentive plan rewards employee participants for Company financial performance, as measured by earnings per share (“EPS”).  The concept behind the Operators’ Share Plan is that as the EPS of the Company rises over time, so too the executive’s compensation rises.  Improved EPS, over time, results in an increase in the stock price, which improves stockholder value.

How the Plan Works

Upon initial eligibility for plan participation, an employee receives a grant of Operators’ Shares.  Operators’ Shares are phantom units, not actual shares of stock or the right to receive the value of stock.  Operators’ Shares represent the right to receive cash compensation under the Operators’ Share Plan.

Grants of Operators’ Shares to executive officers are determined by the Compensation Committee.  Operators’ Shares are awarded at a level that results in competitive total annual cash compensation relative to market pay levels, taking into consideration length of service and performance.

During the year, participants receive “dividend equivalents.”  These are cash payments equal to declared dividends multiplied by the number of Operators’ Shares held.

Following the end of each fiscal year, the Company calculates each participant’s Operators’ Share Plan award.  This is done by multiplying the Company’s annual EPS by the number of Operators’ Shares identified for that participant.  This award is decreased by the total amount of dividend equivalents paid during the year to determine the final Operators’ Shares payment.

Annual Incentive Plan

Why AIP?

The Hormel Foods Corporation Annual Incentive Plan (“AIP”) is a short-term incentive.  The AIP is an annual cash incentive program that rewards participants for the Company’s financial performance.  The AIP rewards achievement of profit objectives and the wise use of assets.  The Committee believes the AIP further aligns performance pay to key drivers of the Company’s financial success.

How the Program Works

Payout under the AIP is based on the achievement of financial goals in relation to the Company’s annual operating plan.  The Chief Executive Officer’s goal is based on earnings before interest and taxes (“EBIT”) for the consolidated Company.

Participants who are heads of one of the Company’s segments (Grocery Products, Refrigerated Foods, Jennie-O Turkey Store, Specialty Foods, and All Other) will have their goal weighted, with two-thirds based on segment profit for their particular segment and one-third based on EBIT for the consolidated Company.  Participants who are heads of one of the business units within a segment (e.g. Meat Products, Foodservice, etc.) will have their goal weighted, with one-third based on profit for their particular business unit, one-third based on segment profit for their segment, and one-third based on EBIT for the consolidated Company.  All other participants will have their goal based on EBIT for the consolidated Company.  Performance goals for EBIT, segment profit, and business unit profit are based on the annual operating plan approved by the Board of Directors.  The Committee has authority to modify the performance goal at the beginning of the year to adjust for certain non-recurring items, and to exercise negative discretion when measuring performance after year-end.  No adjustments were made to the measurement of EBIT for the last fiscal year.

Starting in fiscal 2013, the weighting of EBIT for the consolidated Company will be increased from one-third to one-half.  This is being done to reward greater emphasis on total company results.

Target award amounts under the AIP will vary based on the participant’s position within the Company, and are determined by the Compensation Committee of the Board of Directors.  Performance levels at threshold, target, and maximum, and their associated payout levels are established at the beginning of the fiscal year.  Payouts are a percentage of target as follows:

	EBIT/Segment/Business Unit Profit As a % of Plan	Payout as a % of Target
	> 120%	200%
Maximum	120%	200%
Target	100%	100%
Threshold	80%	50%
	< 80%	0%

Awards are interpolated for EBIT, segment and business unit profit between the discrete percentages.

The AIP modifier is a secondary measure applied to the AIP award.

•      For all participants, excluding executives in Consumer Products Sales (“CPS”) positions, the modifier is based on asset management.  Asset management is calculated as the average measured assets employed (including accounts receivable, inventories, prepaid expenses, intangible assets, property, plant & equipment, investments, and other assets) as a percentage of the annual operating plan approved by the Board of Directors.  The Committee has authority to modify the performance goal at the beginning of the year to adjust for certain non-recurring items, and to exercise negative discretion when measuring performance after year-end.  No adjustments were made to the measurement of asset management for the last fiscal year.  The asset management modifier may increase or decrease the payout based on EBIT/segment/business unit profit, but cannot zero it out.  Asset management within 95% to 105% of the plan will have no impact on the payout.  Asset management below 95% of the plan will increase the payout by 20%.  Asset management above 105% of the plan will decrease the payout by 20%.

•      For executives in CPS positions, the modifier is based on the achievement of sales goals.  Performance is measured by sales as a percentage of the annual operating plan.  The CPS sales modifier may increase or decrease the payout based on EBIT/segment/business unit profit, but cannot zero it out.  If sales goals are achieved, there is no impact on the payout.  Performance at or above 115% of the plan will increase the payout by 20%.  Performance at or below 90% of the plan will decrease the payout by 20%.  For performance between 90% and 115% of the plan, the modifier is interpolated between the 20% increase and the 20% decrease.

The maximum payout under the AIP is 200% of the target incentive.  The Compensation Committee retains discretion to reduce the amount of any award payout.

Upon initial eligibility for AIP participation, an employee receives a target annual incentive.  Following the end of each fiscal year, the Company calculates each participant’s AIP award.  The calculation is as follows:

1.     The EBIT/segment/business unit profit payout as a % of target is calculated first.  This is done by utilizing the payout table described above.

2.     The AIP modifier portion of the award is then calculated.  This is done utilizing the AIP modifier procedure described above.

3.     The EBIT/segment/business unit profit payout as a % of target is multiplied by the AIP modifier resulting in the AIP payout percentage.

4.              The target incentive is multiplied by the AIP payout percentage resulting in the AIP award.

For example - CEO AIP award calculation for fiscal 2012:

•                  Mr. Ettinger’s target incentive is $1,315,000

•                  Total Company EBIT payout based on performance

x Total Company asset management modifier performance

= AIP payout percentage of 97.5%

•                  Mr. Ettinger’s AIP award is:

$1,315,000 target incentive x 97.5% = $1,282,125

The fiscal 2012 AIP payout percentage varied for the NEOs, based upon the total Company results or their business unit results, as follows:

	Target Incentive	Basis for AIP Incentive Payment	AIP Payout % Including Asset Management Modifier

Jeffrey Ettinger	$1,315,000	Total Company	97.5%
Jody Feragen	$425,000	Total Company	97.5%
Steven Binder	$475,000	1/3 Refrigerated Foods	0%
		1/3 Grocery Products	97.5%
		1/3 Total Company	97.5%
		Weighted Total	65%
Ronald Fielding	$420,000	Total Company	97.5%
Richard Bross	$375,000	2/3 Hormel Foods International 1/3 Total Company	195% 97.5%
		Weighted Total	162.5%

The Hormel Foods International business unit surpassed its EBIT/segment profit goal for fiscal 2012.  The Total Company, Refrigerated Foods and Grocery Products business units did not achieve their EBIT/segment profit goals for fiscal 2012.  Total Company, Refrigerated Foods, Grocery Products and Hormel Foods International met their asset management goals. The resulting payout percentages for these four parts of the business represent this performance.

The Total Company EBIT goal for fiscal 2012 was $766,896,307.   The Total Company’s actual EBIT performance was $759,762,509, resulting in 99% achievement of the EBIT goal.  The Total Company asset goal for fiscal year 2012 was $3,269,750,522.  The Total Company’s actual average measured assets employed were $3,262,883,652, resulting in 99.8% achievement of the goal.  Since the actual achievement fell within the 95% to 105% range, no payout modifier was applied.

SEC rules provide that the Company does not have to disclose confidential financial information if doing so would result in competitive harm to the Company.  The quantitative factors identified below are all maintained by the Company as confidential and proprietary information.  The Compensation Committee believes disclosure of such information would result in competitive harm to the Company.  Such harm would be caused by factors including the following:

•                  Segment profit targets and business unit profit targets and results are competitively sensitive information that the Company does not publicly disclose;

•                  Segment and business unit asset management targets and results are competitively sensitive information that the Company does not publicly disclose; and

•                  Business unit sales targets and results are competitively sensitive information that the Company does not publicly disclose.

The target-level goals can be characterized as “strong performance,” meaning that based on historical performance, although attainment of this performance level is uncertain, it can be reasonably anticipated that target performance may be achieved, while the threshold goals are more likely to be achieved and the maximum goals represent more aggressive levels of performance.

Long-Term Incentives

Why Long-Term Incentives?

The Hormel Foods Corporation 2009 Long-Term Incentive Plan (“LTIP”) is administered by the Compensation Committee and is utilized for the Company’s long-term compensation programs.  The LTIP allows the Compensation Committee to grant Company executive officers different types of performance awards conditioned on achievement of objective performance goals.  LTIP performance awards are designed to provide a small group of key employees selected by the Committee with an incentive to maximize stockholder value.  LTIP performance awards granted in fiscal 2012 provide an additional incentive opportunity based on the Company’s long-term “Total Shareholder Return” performance compared to its peers.  The Committee feels that the relative performance nature of these LTIP awards balances the absolute performance of the stock options, and recognizes the cyclicality of the business.  In other words, if the Company underperforms versus peers in a very strong market, the options may be valuable, but the LTIP awards will be worthless.  Conversely, if the Company outperforms its peers in a very weak market, the options may be worthless, but the LTIP awards would generate a reward.

How the LTIP Awards Work

“Total Shareholder Return” measures the increase in stock price, assuming reinvested dividends.  Each participant, including the NEOs, is given a target dollar award opportunity for the three-year performance period.  In selecting participants, and the amount of cash incentive which can be earned by each participant, the Compensation Committee considers various factors.  These factors include the nature of the services rendered by the employee, his or her present and potential contributions to the success of the Company, and the LTIP award as a component of competitive total compensation based on market data.

LTIP award opportunities are typically granted annually.  This was the case in July 2012, when LTIP performance awards were granted.  Since the performance cycle for each award is three years, participants can have up to three annual overlapping three-year LTIPs active at any time. If, during any three year performance cycle, a subsequent target award is increased or decreased, that increase or decrease will be applied to any existing target awards as of the subsequent award’s effective date.

If the Company’s actual Total Shareholder Return for the three-year period is at the 50th percentile of the peer group, then participants earn the target award.  If the Company’s actual Total Shareholder Return ranks highest among the peers, then the award payout equals three times the target opportunity.  No award is paid unless actual Total Shareholder Return is above the 25th percentile of the peers.  Awards will be interpolated for Company performance between the discrete points.  The Compensation Committee retains discretion to reduce the amount of any award payout.  The peer group consists of 22 publicly traded companies in the food industry, listed below.

LTIP Peer Companies
B&G Foods, Inc. Campbell Soup Company Chiquita Brands International, Inc.	Hershey Foods Corp. J&J Snack Foods Corp. J.M. Smucker Company, Inc.	Ralcorp Holdings, Inc. Sanderson Farms, Inc. Seaboard Corporation
ConAgra Foods, Inc. Dean Foods Company Flowers Foods, Inc.	Kellogg Company McCormick & Company, Inc. PepsiCo Inc.	Seneca Foods Corporation Smithfield Foods, Inc. Treehouse Foods Inc.
General Mills, Inc. H.J. Heinz Company	Pilgrim’s Pride Corporation	Tyson Foods Inc.

See footnote 3 to the Summary Compensation Table on page 24 for LTIP performance and the payout made in fiscal 2012.

Stock Incentives

Why Stock?

The LTIP also allows the Committee to grant different types of equity awards, including stock options, restricted stock and other stock-based awards.  In general, the Committee uses stock options as the primary form of annual equity award.  The Committee favors stock options because the option structure focuses executives on continued stock price improvement.  Stock option grants typically vest equally over a four year period and have a term of ten years. This extended vesting period and term encourage executives to weigh how business decisions made in the near-term affect the Company’s long-term stock price performance.

The Compensation Committee also has built a safeguard into administration of the plan.  Stock options are granted annually, effective as of the first Tuesday of December, except for stock option grants to the CEO.  This practice ensures that option grant dates cannot be manipulated for a more favorable strike price.  The Committee determined to make the CEO’s stock option grants effective the same date as the nonemployee directors’ option grants, February 1.  This date was chosen as it is a fixed date which falls shortly after conclusion of the annual CEO evaluation process.  Options are always granted at the market price of the Company’s stock at the date of grant.  Options thus provide compensation to the optionee only to the extent the market price of the stock increases between the date of grant and the date the option is exercised.  Options are intended to provide long-term compensation tied specifically to increases in the price of the Company’s stock, thereby aligning the financial interests of executives and stockholders.

The Company’s officers are expected to hold Company stock with a value equivalent to 1.5 to 5 times their five year average annual base salary, depending on position.   See “Stock Ownership Guidelines” on page 7 for more information on the

Company’s stock ownership guidelines.  Once officers achieve their stock ownership guidelines, there are no other stock holding requirements.

How Awards are Determined

The Compensation Committee determines, with the assistance of its outside consultant, the amount of options to be granted to executive officers, including the CEO.  The CEO adds his input and recommendations regarding grants to executives (other than himself) and other eligible employees.  The Committee reviews such recommendations and determines all final option grants to all eligible employees.

Option awards generally reflect the Compensation Committee’s assessment of the influence an employee’s position has on stockholder value.  The number of options awarded may vary up or down from prior year awards based on the level of an individual executive officer’s contribution to the Company in a particular year, determined in part on the recommendation of the CEO.  The Committee’s determination of option grants in fiscal 2012 and in past years took into consideration a number of factors.  These factors include past grants to the individual, total compensation level (relative to other executives and relative to market data), contributions to the Company during the last completed fiscal year, potential for contributions in the future, and as a component of competitive total compensation based on market data.

Clawback Policy

The Committee has adopted a “clawback” policy which provides for recoupment of incentive compensation in certain circumstances. If the Company restates its reported financial results for reasons other than a restatement required by a change in applicable accounting standards, the Board will review the bonus and other awards made to the executive officers based on financial results during the period subject to the restatement and, to the extent practicable under applicable law, the Company will seek to recover or cancel any such awards which were awarded as a result of achieving performance targets that would not have been met under the restated financial results.

Pension Plan

The Company maintains noncontributory defined benefit pension plans covering substantially all salaried employees.  Pension benefits for salaried employees are based upon the employee’s highest five years of compensation (as described below) of the last 10 calendar years of service and the employee’s length of service.

The Salaried Employees Pension Plan (“Pension Plan”) provides an annual pension benefit based on the base benefit and supplemental benefit.  The base benefit is 0.95% of the average annual compensation multiplied by the years of benefit service, limited to 40 years, at retirement.  The supplemental benefit is 0.65% of average annual compensation less covered compensation multiplied by the years of benefit service, limited to 35 years.  Average annual compensation is the average of the highest five years of compensation of the last ten completed calendar years at retirement.  For this purpose, annual compensation consists of base salary, Operators’ Share Plan payments and Annual Incentive Plan payments.  Covered compensation is derived from a published table based on year of birth that averages the maximum social security wage bases during the participant’s working life.

The earliest eligible retirement age is 55 years, after completion of 15 years of service.  The base benefit is discounted 0.5% for every month retirement occurs before age 62.  However, an employee may retire with 30 years of service after attaining age 60 and avoid the discount on the base benefit.  The supplemental benefit is multiplied by an adjustment factor which increases from 0.48 at age 55 to 1.00 at age 65.

The Pension Plan was amended in fiscal 2011 to change the benefit formula effective January 1, 2017.   Pension benefits will continue to be based on average annual compensation and utilize covered compensation as a supplemental benefit. The base benefit will be an 8% or 10% credit for each year of service after January 1, 2017.  If the sum of the employee age and years of service as of the beginning of the plan year is 75 or less, the employee receives an 8% base pay credit.  If it is greater than 75 the employee receives a 10% base pay credit.  An annual supplemental credit of 4% for each year is included if average annual compensation is greater than covered compensation at termination of employment.

At termination of employment, the sum of the base pay annual credits is multiplied by the average annual compensation with the result being the base portion of the pension benefit.  The sum of supplemental credits is multiplied by the result of the average annual compensation minus covered compensation with the result being the supplemental portion of the pension benefit.  The pension benefit is payable in a lump sum or an annuity at the choice of the participant.  The earliest retirement age and discount factors were not changed for current participants.

The match in the Company’s Tax Deferred Investment Plan A - 401(k) (“401(k) Plan”) covering these employees will increase effective October 31, 2016 in conjunction with this modification.

Supplemental Executive Retirement Plan

Why have a SERP?

The Hormel Supplemental Executive Retirement Plan (“SERP”) provides an annual pension benefit to a select group of management, including all NEOs, based on the same pension formula as the Pension Plan.  The SERP bases the benefit on compensation that is not allowable in the Pension Plan.  Such compensation includes amounts over the qualified plan compensation limit, currently $250,000, restricted stock awards, and deferrals to nonqualified deferred income plans.  Rather than adding a different measure of value, the SERP merely restores the value executives lose under the Pension Plan (described above) due to government limitations.

Nonqualified Deferred Compensation Plan

Why have a NQDCP?

In the same way that the SERP eliminates the government-imposed limitations on the Pension Plan, the nonqualified deferred compensation plan, the Executive Deferred Income Plan (“NQDCP”), eliminates the government-imposed limitations on the 401(k) Plan.  The Company’s NQDCP permits eligible employees, including all NEOs, to annually defer certain compensation.  This compensation includes base salary, Operators’ Shares dividend equivalents and year-end payments, AIP payments, and long-term incentive payments.  Effective October 31, 2016, the Company will make contributions on behalf of participants for 401(k) match amounts which could not be contributed to the 401(k) Plan because of government-imposed limitations.  The Company also may make discretionary contributions to the participant’s deferral accounts.

Deferrals of cash compensation are credited with deemed investment gains and losses.  Similar to a 401(k) plan, the participant may choose from a number of investments, none of which provide above-market interest rates.  Payments under the NQDCP are made on the date(s) selected by each participant in accordance with the terms of the plan or on such other date(s) as specified in the plan.  Payments relating to deferrals of cash compensation are paid in cash.

In connection with the NQDCP, the Company has created a grantor trust, commonly known as a “rabbi trust.”  The Company is under no obligation to further fund this trust and would do so only at its discretion.  The assets of the trust are intended to be used to pay benefits under the plan, but the assets of the trust are subject to the claims of general creditors of the Company.

The Compensation Committee believes that the SERP and the NQDCP together provide a competitive retirement package for executives that is consistent with the retirement benefits provided to all Company employees.

Survivor Income Protection Plan

Why have a SIPE?

The Hormel Survivor Income Plan for Executives (“SIPE”) is provided in addition to the life insurance plan which is available to all salaried employees.  As with the qualified pension plans, there are limits on the levels of insurance provided under the broad-based plan.  The Company offers the SIPE to provide a death benefit commensurate with the income levels of the participants.  The SIPE is available to a designated group of management employees, including all NEOs.

The SIPE pays a benefit to the employee’s spouse or dependent child of 60% of average salary (based on a five-year average) for up to 20 years if the eligible employee died while actively employed.  If the payment is made to a beneficiary instead of a spouse or dependent child, the maximum duration is five years (for participants joining the SIPE in 2000 or after) or 20 years (for participants joining the SIPE prior to 2000).  If the eligible employee died after retirement, payment to the spouse or dependent child is 1% per year of service up to 40% of average salary for 15 years.  If the payment is made to a beneficiary, not to a spouse or dependent child, the maximum duration is five years (for participants joining the SIPE in 2000 or after) or ten years (for participants joining the SIPE prior to 2000).  The SIPE was amended in fiscal 2009 to discontinue the post-retirement benefit for new officers effective on or after October 26, 2009.

Perquisites

The Company provides limited perquisites to its executive officers.  The Company maintains two corporate aircraft, but executive use of the aircraft is strictly limited to business purposes.

The Company maintains a condominium in Vail, Colorado.  The condominium is made available to members of senior management as a vacation destination.  The taxable value of the use of this property is charged as taxable income to the employee, in accordance with IRS regulations.

The Company provides cars to executive officers.  Due to business travel needs, the Company has chosen to provide a Company car in lieu of paying mileage for the use of a personal vehicle.  The annual taxable value of the vehicle is charged as taxable income to the employee, in accordance with IRS regulations.

The Company provides a designated group of managers, including executive officers, an annual medical physical.  Assuring these key managers are in good health minimizes the chance business operations will be interrupted due to an unexpected health condition.

How Annual Compensation Decisions are Made

The Compensation Committee reviews and approves recommendations for pay changes for the CEO, each of his 10 direct reports and a group of 21 additional officers who hold key positions within the Company.  Each year, the Committee asks its outside consultant to update the competitive analysis for each of these positions.

For the NEOs, the consultant develops “market consensus” data using both a peer group of companies similar to the Company in size and industry (listed below) and a combination of several compensation surveys.  The use of peer group data (1) provides the Compensation Committee with more specific information regarding market practices than is available from surveys and (2) allows the Committee to compare the Company’s relative pay positioning in relation to the Company’s relative performance positioning to ensure a proper pay-for-performance alignment.  The use of survey data (1) provides information based on specific position responsibilities rather than pay level and (2) provides pay information for positions that fall below the NEOs.  The consultant works with the Company’s Vice President - Human Resources to ensure a proper understanding of the roles, responsibilities and revenue scope of each position reviewed.

Hormel Foods Pay and Performance Peer Group

Campbell Soup Company

Chiquita Brands International, Inc.

ConAgra Foods, Inc.

Dean Foods Company

Flowers Foods, Inc.

General Mills, Inc.

H.J. Heinz Company

Hershey Foods Corp.

J.M. Smucker Company, Inc.

Kellogg Company McCormick & Company, Inc. Pilgrim’s Pride Corporation Ralcorp Holdings, Inc. Sanderson Farms, Inc. Hillshire Brands Co. Seaboard Corporation Smithfield Foods, Inc. Tyson Foods Inc.
2011/2012 Data ($ in millions) Revenues Market Capitalization	Hormel Foods $8,067 $7,816	25th Percentile $4,740 $2,496	Median $7,261 $5,880	75th Percentile $13,082 $10,568

The companies in this Pay and Performance Peer Group are different than the LTIP Peer Companies because the purpose of each list is different. The Pay and Performance Peer Group consists of food companies which are more similar in size to the Company. This makes them a better match to use for compensation comparison purposes. The LTIP Peer Companies are a broader group of food companies which are publicly traded, allowing for determination of total shareholder return. Since total shareholder return is not dependent on company size, a broader group of companies can be included.   This broader group assures there will be a sufficient number of comparison companies at the end of the three-year LTIP performance cycle if some of the companies are eliminated by acquisition, bankruptcy, or similar events.

Upon completing the competitive analysis, the consultant provides the Compensation Committee with a report of the relative pay and performance findings. Based on the results of this analysis, the Committee discusses strategic goals for the program and establishes broad parameters for annual pay decisions, including desired changes in overall pay mix. The consultant then works with the CEO and the Vice President of Human Resources to develop an initial set of recommendations for annual pay decisions, consistent with the guidelines established by the Committee. The consultant presents preliminary recommendations to the CEO and Vice President of Human Resources based on each executive’s market positioning and relative internal positioning. The CEO and Vice President of Human Resources then modify those recommendations based on their assessment of each individual’s performance and contribution. The initial results are then submitted to the Committee for review and discussion. Based on the Committee discussion, modifications are made to the initial recommendations and the Committee approves the final recommendations at a subsequent meeting. The CEO does not participate in the Committee’s process for establishing the CEO’s compensation.

For fiscal year 2012, the Compensation Committee approved salary increases and any changes to Operators’ Shares grants, AIP award target amounts, LTIP award target amounts and stock option grants for the NEOs and other key executives. The resulting fiscal 2012 compensation levels for the NEOs are detailed in the Summary Compensation Table on page 24 and the supporting tables that follow.  At target performance, each NEO’s total direct compensation (total cash compensation plus long term compensation) will be between the 50th and 75th percentile of market consensus data, except that Mr. Binder’s total direct compensation will be slightly below the 50th percentile of market consensus data and Mr. Bross’ total direct compensation will be above the 75th percentile of market consensus data.

The Compensation Committee considers the positioning of NEO compensation appropriate in light of the experience, expertise, responsibilities and performance of these five individuals.

Tax Deductibility

Compensation decisions for our executive officers are made with full consideration of the tax implications, including deductibility under Section 162(m) of the Internal Revenue Code.  Section 162(m) limits the deductibility of compensation paid to certain executive officers in excess of $1 million annually, but excludes “performance-based compensation” from this limit.

Our stockholders have approved the Company’s Operators’ Share Plan and LTIP for the purpose of permitting awards under those plans to qualify as performance-based compensation under Section 162(m).  The Compensation Committee generally intends for compensation awarded under those plans to be deductible, except for dividend equivalents paid under the Operators’ Share Plan, provided that the Compensation Committee reserves the right to make other compensation payments that do not qualify as performance-based compensation under Section 162(m) when the Compensation Committee determines it advisable to do so to properly incentivize our executive officers.  Such dividends may not be deductible in full for any NEO in a given year.

ANALYSIS OF RISK ASSOCIATED WITH OUR COMPENSATION PLANS

In making decisions regarding compensation program design and pay levels, our Compensation Committee and senior management consider many factors, including any potential risks to the Company and its stockholders.  Although a significant portion of our executives’ compensation is performance-based and “at-risk,” we believe the Company’s compensation plans are appropriately structured and are not reasonably likely to have a material adverse effect on the Company.

Senior management, with the oversight of the Committee, implements and administers the compensation program for all employees of the Company other than the executive group.

The Committee, with the assistance of its independent outside consultant, oversees all aspects of the executive compensation program including:

•                  Approval of the companies included in the peer group for comparison purposes;

•                  Review and approval of threshold, target and performance goals for short- and long-term incentives;

•                  Approval of all equity grants; and

•                  Approval of all pay actions for senior executives (currently 32 incumbents).

Specifically, the Committee notes the following design features that mitigate potential risk:

1.              Our short-term variable pay consists of two programs that provide a strong balance of performance measures:

•                  The Operators’ Share Plan rewards absolute company-wide EPS performance.  The plan ties all participants to the results of the total company and the award levels are not subject to budget “negotiations”;

•                  The AIP rewards the achievement of operating income and asset management relative to Committee-approved goals;

▪                  The inclusion of asset management discourages decisions designed to boost short-term results;

▪                  Including both company-wide and division measures creates a balance between focus on overall results and a tangible pay-for-performance relationship for division executives; and

▪                  The cap on annual payouts mitigates the risk of excessive rewards for temporary, unsustainable results.

2.              Our long-term incentive structure consists of two programs that balance absolute and relative shareholder value creation over a multi-year period:

•                  The LTIP performance awards program rewards relative total shareholder return over a three-year performance period;

▪                  The relative nature of the measurement mitigates the risk of overpayment for absolute performance that lags industry expectations;

•                  The Stock Option grants vest over a four-year period and provide reward for the achievement of absolute stock price performance;

▪                  Multi-year vesting of options mitigates the risk that executives can reap excessive rewards from temporary stock price increases;

•                  In addition, executives (and directors) are subject to stock ownership guidelines, which require minimum stock holdings for the duration of the executives’ employment; and

•                  Further, the multi-year nature of both plans also serves as a retention tool, mitigating the risk of unwanted executive turnover.

COMPENSATION OF NAMED EXECUTIVE OFFICERS (NEOs)

The following tables and narrative disclosure should be read in conjunction with the Compensation Discussion and Analysis, which presents the objectives of our executive compensation and benefit programs.  The table below presents compensation for individuals who served as Chief Executive Officer and Chief Financial Officer and for the other three most highly compensated executive officers who were serving as executive officers at the end of fiscal 2012.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Jeffrey M. Ettinger	2012	1,000,220	300	-	3,759,000	3,255,144	3,438,201	59,449	11,512,314
Chairman, President	2011	991,490	250	-	3,948,000	3,958,595	1,983,182	64,905	10,946,422
and Chief Executive Officer	2010	989,430	-	-	3,335,500	4,580,091	1,488,089	57,416	10,450,526
Jody H. Feragen	2012	431,910	300	-	862,500	1,080,375	719,064	44,176	3,138,325
Executive Vice President and	2011	425,620	250	-	823,500	1,417,086	359,008	33,950	3,059,414
Chief Financial Officer	2010	413,400	-	-	668,250	1,218,609	238,213	34,977	2,573,449
Steven G. Binder	2012	400,140	300	-	862,500	919,847	1,505,511	41,340	3,729,638
Executive Vice President and	2011	368,940	250	-	603,900	1,251,005	712,573	38,446	2,975,114
President, Hormel Business Units	2010	335,075	-	-	490,050	1,199,391	436,288	35,518	2,496,322
Ronald W. Fielding	2012	369,630	300	-	632,500	1,004,800	958,703	34,488	3,000,421
Executive Vice President	2011	358,110	250	-	603,900	1,324,605	406,919	33,232	2,727,016
	2010	348,145	-	-	490,050	1,038,391	328,403	34,683	2,239,672
Richard A. Bross	2012	339,640	300	-	632,500	1,075,375	1,707,013	39,521	3,794,349
Group Vice President	2011	329,404	250	-	603,900	1,182,333	609,147	31,779	2,756,813

(1)                             Includes amounts voluntarily deferred under the Company’s Tax Deferred Investment Plan A - 401(k) and the Executive Deferred Income Plan.

(2)                                 Consists of the aggregate grant date fair value of stock options granted during the fiscal year, calculated in accordance with FASB ASC Topic 718.  The grant date fair value is based on the Black-Scholes valuation model.  Assumptions used to calculate these amounts are included in Note A, “Summary of Significant Accounting Policies – Employee Stock Options,” and Note L, “Stock-Based Compensation,” of the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended October 28, 2012.

(3)                                 Consists of Operators’ Share Incentive Compensation Plan and Annual Incentive Plan payments earned during the fiscal year, the majority of which were paid subsequent to fiscal year end, and payouts under the LTIP performance awards, as shown in the table below.  For the LTIP performance period June 8, 2009 through June 21, 2012, the Company’s Total Shareholder Return was at the 80.0 percentile, resulting in a payout at 160% of the target awards.  Includes amounts voluntarily deferred under the Executive Deferred Income Plan.

Name	Year	Operators’ Share Plan Payment ($)	Annual Incentive Plan Payment ($)	LTIP Payout ($)	Total Non-Equity Incentive Plan Compensation ($)
Jeffrey M. Ettinger	2012	372,000	1,282,125	1,601,019	3,255,144
	2011	348,000	1,972,500	1,638,095	3,958,595
	2010	620,500	2,650,500	1,309,091	4,580,091
Jody H. Feragen	2012	186,000	414,375	480,000	1,080,375
	2011	165,300	637,500	614,286	1,417,086
	2010	138,700	589,000	490,909	1,218,609
Steven G. Binder	2012	195,300	308,750	415,797	919,847
	2011	182,700	556,400	511,905	1,251,005
	2010	153,300	637,000	409,091	1,199,391
Ronald W. Fielding	2012	195,300	409,500	400,000	1,004,800
	2011	182,700	630,000	511,905	1,324,605
	2010	153,300	476,000	409,091	1,038,391
Richard A. Bross	2012	186,000	609,375	280,000	1,075,375
	2011	174,000	650,000	358,333	1,182,333

(4)                                 Consists of the annual increase in the actuarial present value of accumulated benefits under the Pension Plan and the SERP.  In accordance with SEC rules, the present value was determined using the same assumptions applicable for valuing pension benefits for purposes of our financial statements. See “Pension Benefits” on page 28. The NEOs had no above-market or preferential earnings on deferred compensation.

(5)                                 All other compensation, including perquisites and other personal benefits, consists of the following:

ALL OTHER COMPENSATION

Name	Year	Joint Earnings Profit Sharing ($)(a)	Director Fees ($)(b)	Company 401k Match ($)(c)	Use of Company Car ($)(d)	Use of Company Properties ($)(e)	Air Lounge Membership ($)(f)	Physical Exams ($)(g)	Total ($)
Jeffrey M. Ettinger	2012	42,125	-	900	13,308	-	-	3,116	59,449
	2011	42,317	300	900	13,907	-	-	7,481	64,905
	2010	41,625	600	900	11,982	-	-	2,309	57,416
Jody H. Feragen	2012	18,330	-	900	11,948	-	-	12,998	44,176
	2011	18,007	300	900	11,244	-	-	3,499	33,950
	2010	17,716	600	900	9,897	-	298	5,566	34,977
Steven G. Binder	2012	16,852	-	900	16,064	5,155	320	2,049	41,340
	2011	15,609	-	900	14,488	4,717	320	2,412	38,446
	2010	14,175	-	900	14,053	3,969	320	2,101	35,518
Ronald W. Fielding	2012	15,669	-	-	13,664	5,155	-	-	34,488
	2011	15,444	-	-	14,572	-	208	3,008	33,232
	2010	14,730	-	-	13,275	-	208	6,470	34,683
Richard A. Bross	2012	14,410	-	900	13,759	-	-	10,452	39,521
	2011	14,168	-	900	14,404	-	-	2,307	31,779

(a)                                 Consists of Joint Earnings Profit Sharing distributions for each fiscal year that were authorized and paid subsequent to fiscal year end.  Company Joint Earnings Profit Sharing distributions may be authorized by the Board of Directors in its discretion based on Company profits.  The total amount of Company distributions declared available to all participants by the Board is allocated in the same proportion as each person’s base weekly wage bears to the total base wage for all eligible persons.  Distributions to the NEOs are calculated using the same formula as is used for all eligible employees.  Distributions to the NEOs include both a contribution to the Joint Earnings Profit Sharing Trust and a Joint Earnings profit sharing cash payment.

(b)                                 Consists of employee director fee payments of $100 for each Board of Directors meeting attended prior to May 23, 2011.  On that date, the Compensation Committee eliminated this meeting fee.

(c)                                  Consists of Company matching payments under the Hormel Tax Deferred Investment Plan A - 401(k).  This matching payment, in the same amount, is available to all other eligible employees.

(d)                                 Consists of the aggregate incremental cost to the Company of a vehicle provided to the NEO for business and personal use.   This cost includes the depreciation expense of the vehicle, and insurance, license, fuel and maintenance costs.

(e)                                  Consists of the aggregate incremental cost to the Company of use of a Company-owned condominium in Vail, Colorado.  This cost is the total costs of the property allocated between the two units in the condominium and then divided by the number of weeks the units are available for use.  Costs of the property include property management, insurance, utilities, remodeling, repairs and property taxes.

(f)                                   Consists of reimbursements paid by the Company for air travel lounge membership expenditures.  Such expenditures are allocated evenly over the term of the membership.

(g)                                  Consists of costs of physical medical examinations paid by the Company.

The following table describes each stock option and non-equity incentive plan award made to an NEO in fiscal 2012.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2012

				Estimated Future Payouts Under Non- Equity Incentive Plan Awards			All Other Option Awards:	Exercise or	Grant Date
		Award Approval	Operators’ Shares(1)	Threshold	Target	Maximum	Number of Securities Underlying Options	Base Price of Option Awards	Fair Value of Stock and Option Awards
Name	Grant Date	Date	(#)	($)	($)	($)	(#)	($/Sh.)	($)
Jeffrey M. Ettinger		1/6/2012(1)	200,000		348,000
		1/6/2012(2)		657,500	1,315,000	2,630,000
	2/1/2012(3)	1/6/2012					700,000	28.97	3,759,000
		7/23/2012(4)		625,000	1,250,000	3,750,000
Jody H. Feragen		11/21/2011(1)	100,000		174,000
		11/21/2011(2)		212,500	425,000	850,000
	12/6/2011(3)	11/21/2011					150,000	29.60	862,500
		7/23/2012 (4)		150,000	300,000	900,000
Steven G. Binder		11/21/2011(1)	105,000		182,700
		11/21/2011(2)		237,500	475,000	950,000
	12/6/2011(3)	11/21/2011					150,000	29.60	862,500
		7/23/2012(4)		150,000	300,000	900,000
Ronald W. Fielding		11/21/2011(1)	105,000		182,700
		11/21/2011(2)		210,000	420,000	840,000
	12/6/2011(3)	11/21/2011					110,000	29.60	632,500
		7/23/2012 (4)		125,000	250,000	750,000
Richard A. Bross		11/21/2011(1)	100,000		174,000
		11/21/2011(2)		187,500	375,000	750,000
	12/6/2011(3)	11/21/2011					110,000	29.60	632,500
		7/23/2012 (4)		87,500	175,000	525,000

(1)                                 The “Operators’ Shares” column discloses the number of Operators’ Shares granted to each NEO for fiscal 2012.  The “target” column shows the estimated possible Operators’ Share payment for fiscal 2012 based on fiscal 2011 EPS of $1.74.  In accordance with SEC rules, this estimated possible payment is based on the previous fiscal year’s performance since the fiscal 2012 EPS results are not determinable when the award is made at the beginning of fiscal 2012.  The actual Operators’ Share payment earned in fiscal 2012 for each NEO based on fiscal 2012 EPS of $1.86 was paid subsequent to fiscal year end and is included under “Non-Equity Plan Incentive Compensation” in the Summary Compensation Table on page 24.  See “Operators’ Share Incentive Compensation Plan” on page 16 and item 3 on page 31 for a description of Operators’ Shares.

(2)                                 Consists of AIP performance awards granted in fiscal 2012. These awards include target amounts and are subject to threshold and maximum payouts under the AIP.  The actual AIP payment earned in fiscal 2012 for each NEO was paid subsequent to fiscal year end and is included under “Non-Equity Plan Incentive Compensation” in the Summary Compensation Table on page 24.  See “Annual Incentive Plan” on page 16 for a description of the AIP and AIP payouts for fiscal 2012.

(3)                                 Consists of stock options granted under the Company’s 2009 Long-Term Incentive Plan.  These options vest at 25% per year on the anniversary of the grant date.  The grant date fair value is included under “Option Awards” in the Summary Compensation Table on page 24.  See Potential Payments Upon Termination on page 30 for a discussion of how equity awards are treated under various termination scenarios.

(4)                                 Consists of LTIP performance awards made in fiscal 2012. The performance period is June 8, 2012 through the 20th trading day after the Company’s second fiscal quarter 2015 earnings release, ending June 30, 2015 at the latest.  The actual cash amounts payable at the end of the performance period under these LTIP performance awards, if any, cannot be determined because the amount earned will be based on the Company’s future performance and the future performance of the peer group.  See “Long-Term Incentives” on page 18 for a description of the LTIP awards and potential payouts for LTIP awards.

The following table summarizes the total outstanding equity awards as of October 28, 2012 for each of the NEOs.

OUTSTANDING EQUITY AWARDS AT FISCAL 2012 YEAR END

	OPTION AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)(2)	Option Exercise Price ($)	Option Expiration Date
Jeffrey M. Ettinger	90,000	-	$13.465	12/2/2013
	250,000	-	$15.035	12/7/2014
	500,000	-	$16.37	12/6/2015
	500,000	-	$19.355	12/5/2016
	200	-	$18.705	1/8/2017
	600,000	-	$20.07	12/4/2017
	525,000	175,000	$15.195	2/2/2019
	350,000	350,000	$19.56	2/1/2020
	175,000	525,000	$24.84	2/1/2021
	-	700,000	$28.97	2/1/2022
Jody H. Feragen	90,000	-	$19.355	12/5/2016
	200	-	$18.705	1/8/2017
	130,000	-	$20.07	12/4/2017
	75,000	37,500	$12.63	12/2/2018
	75,000	75,000	$19.125	12/1/2019
	37,500	112,500	$24.96	12/7/2020
	-	150,000	$29.60	12/6/2021
Steven G. Binder	90,000	-	$16.37	12/6/2015
	90,000	-	$19.355	12/5/2016
	200	-	$18.705	1/8/2017
	90,000	-	$20.07	12/4/2017
	2,500	22,500	$12.63	12/2/2018
	55,000	55,000	$19.125	12/1/2019
	27,500	82,500	$24.96	12/7/2020
	-	150,000	$29.60	12/6/2021
Ronald W. Fielding	200	-	$18.705	1/8/2017
	27,500	-	$20.07	12/4/2017
	27,500	27,500	$12.63	12/2/2018
	27,500	55,000	$19.125	12/1/2019
	27,500	82,500	$24.96	12/7/2020
	-	110,000	$29.60	12/6/2021
Richard A. Bross	84,000	-	$19.355	12/5/2016
	110,000	-	$20.07	12/4/2017
	82,500	27,500	$12.63	12/2/2018
	55,000	55,000	$19.125	12/1/2019
	27,500	82,500	$24.96	12/7/2020
	-	110,000	$29.60	12/6/2021

(1)                             Stock option grants generally vest in four equal annual installments, starting with one-fourth of the grant vesting on the first anniversary of the grant date.  The stock options have a term of ten years.  The grant date is thus ten years prior to the option expiration date shown in this table.   Specific vesting dates are listed in footnote 2 below. See Potential Payments Upon Termination on page 30 for a discussion of how equity awards are treated under various termination scenarios.

(2)                                 The table below shows the vesting schedule for all unexercisable options.  These options vest on the anniversary of the grant date in the year indicated.  For example, the December 6, 2011 option grant for Ms. Feragen vested as to 37,500 shares on December 6, 2012 and will vest as to 37,500 shares on each of December 6, 2013, December 6, 2014 and December 6, 2015.

VESTING SCHEDULE FOR UNEXERCISABLE OPTIONS

Name	Option Grant Date	Vested in December 2012	Will Vest in 2013	Will Vest in 2014	Will Vest in 2015	Will Vest in 2016
Jeffrey M. Ettinger	2/2/2009	-	175,000	-	-	-
	2/1/2010	-	175,000	175,000	-	-
	2/1/2011	-	175,000	175,000	175,000	-
	2/1/2012	-	175,000	175,000	175,000	175,000
Jody H. Feragen	12/2/2008	37,500	-	-	-	-
	12/1/2009	37,500	37,500	-	-	-
	12/7/2010	37,500	37,500	37,500	-	-
	12/6/2011	37,500	37,500	37,500	37,500	-
Steven G. Binder	12/2/2008	22,500	-	-	-	-
	12/1/2009	27,500	27,500	-	-	-
	12/7/2010	27,500	27,500	27,500	-	-
	12/6/2011	37,500	37,500	37,500	37,500	-
Ronald W. Fielding	12/2/2008	27,500	-	-	-	-
	12/1/2009	27,500	27,500	-	-	-
	12/7/2010	27,500	27,500	27,500	-	-
	12/6/2011	27,500	27,500	27,500	27,500	-
Richard A. Bross	12/2/2008	27,500	-	-	-	-
	12/1/2009	27,500	27,500	-	-	-
	12/7/2010	27,500	27,500	27,500	-	-
	12/6/2011	27,500	27,500	27,500	27,500	-

The following table summarizes the option awards exercised during fiscal 2012 by each of the NEOs.

OPTION EXERCISES FOR FISCAL 2012

Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)(1)
Jeffrey M. Ettinger	-	-
Jody H. Feragen	-	-
Steven G. Binder	65,000	1,099,600
Ronald W. Fielding	-	-
Richard A. Bross	169,000	2,419,075

(1)                                Amount is the difference between the market price (NYSE prior day closing price) of the Company stock at the time of exercise and the exercise price of the options.

The following table shows present value of accumulated benefits that NEOs are entitled to under the Pension Plan and SERP.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Jeffrey M. Ettinger	Pension Plan	22-11/12	604,680	-
	SERP	22-11/12	9,104,238	-
Jody H. Feragen	Pension Plan	12-1/12	379,105	-
	SERP	12-1/12	1,280,539	-
Steven G. Binder	Pension Plan	33-4/12	915,315	-
	SERP	33-4/12	3,162,544	-
Ronald W. Fielding(1)	Pension Plan	18-10/12	624,079	-
	SERP	18-10/12	2,076,121	-
Richard A. Bross(1)	Pension Plan	39-5/12	1,375,349	-
	SERP	39-5/12	4,004,162	-

(1)                                Mr. Fielding and Mr. Bross are eligible for early retirement under both the Pension Plan and the SERP.   Early retirement provisions of these plans are described under “Pension Plan” on page 20 and “Supplemental Executive Retirement Plan” on page 21.  Mr. Bross and Mr. Fielding each has announced his retirement effective December 31, 2012.

In accordance with SEC rules, the present value of accumulated benefits that NEOs are entitled to under these plans was determined using the same assumptions applicable for valuing pension benefits for purposes of our financial statements. See Note I, “Pension and Other Post-retirement Benefits,” of the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended October 28, 2012.  The material terms of these plans are described under “Pension Plan” on page 20 and “Supplemental Executive Retirement Plan” on page 21.

The following table shows information about each NEO’s participation in the Company’s Executive Deferred Income Plan.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last Fiscal Year ($)(1)	Company Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at October 28, 2012 ($)(1)
Jeffrey M. Ettinger	1,050,510	-	235,110	-	6,016,144
Jody H. Feragen	360,000	-	74,601	-	2,556,113
Steven G. Binder	93,996	-	44,048	-	1,193,162
Ronald W. Fielding	-	-	105,926	-	3,713,592
Richard A. Bross	687,688	-	191,799	-	4,734,403

(1)                             The following table identifies amounts that have already been reported as compensation in our Summary Compensation Table for the current and prior years:

Name	Amount of Fiscal 2012 Contributions and Earnings Reported as Compensation in Fiscal 2012 Summary Compensation Table ($)	Amounts in “Aggregate Balance at October 28, 2012” Column Reported as Compensation in Summary Compensation Tables for Prior Years ($)
Jeffrey M. Ettinger	1,050,510	4,007,784
Jody H. Feragen	360,000	1,834,245
Steven G. Binder	93,996	720,838
Ronald W. Fielding	-	2,374,486
Richard A. Bross	687,688	3,013,067

The material terms of the Company’s Executive Deferred Income Plan are described under “Nonqualified Deferred Compensation Plan” on page 21.

POTENTIAL PAYMENTS UPON TERMINATION

Our executive officers do not have employment or severance agreements with the Company.  Consequently, no executive officer has any right to cash severance of any kind.

Our stock option awards include standard provisions that result in the vesting or forfeiture of awards upon termination of employment, depending on the reason for termination.  These provisions are summarized as follows:

•                  All options vest immediately upon death or disability of the executive;

•                  Retirement results in the continued vesting of options per the original vesting schedule;

•                  Voluntary termination of employment results in the continued vesting of options per the original vesting schedule, but all options expire three months after such termination;

•                  Upon a change in capital structure of the Company, including a change in control of the Company via a merger, a sale of assets, or a tender or exchange offer, the Compensation Committee may in its discretion take action which the Committee deems appropriate, including accelerating vesting of options or permitting the exchange of options for a cash payment or substitute options; and

•                  Options are forfeited immediately upon termination for cause or breach of a confidentiality or noncompete agreement, both as determined by the Compensation Committee.  All NEOs have signed a confidentiality agreement.  Of the

NEOs, Ms. Feragen and Mr. Fielding have signed a noncompete agreement which prohibits them from working on competing products for a competitor of the Company for one year following termination of employment.

Our LTIP performance award agreements include standard provisions that result in the vesting or forfeiture of awards upon termination of employment, depending on the reason for termination.  These provisions are summarized as follows:

•                  Death results in calculation of an award as if the performance period ended on the date of death and payment to the employee’s beneficiary of a prorated amount based on the employee’s actual period of employment during the performance period;

•                  Change in control of the Company results in calculation of an award as if the performance period ended on the date change in control occurred and payment to the employee of that award without proration;

•                  Retirement or disability results in a payment after the end of the performance period equal to the amount that would have been earned over the entire performance period prorated based on the employee’s actual period of employment; and

•                  Termination of employment for any reason other than retirement, disability or death results in forfeiture of all award rights.

The following table shows the potential payment of LTIP performance awards and the potential value of unexercisable stock option awards for the NEOs upon death, retirement, disability, or change in control of the Company as of October 28, 2012.

POTENTIAL PAYMENTS UPON TERMINATION AT FISCAL 2012 YEAR END

	Death	Retirement or Disability			Change in Control
	Potential	Potential Value or Payment ($)(1)(3)			Potential
	Value or Payment	Threshold	Target	Maximum	Value or Payment
Name	($)(1)(2)	($)	($)	($)	($)(1)(2)(4)
Jeffrey M. Ettinger
Stock Options	8,519,875	8,519,875	8,519,875	8,519,875	8,519,875
LTIP award (6/10-6/13)	1,617,130	454,250	908,500	2,725,500	2,047,000
LTIP award (6/11-6/14)	448,500	287,500	575,000	1,725,000	975,000
LTIP award (6/12-6/15)	0	75,000	150,000	450,000	0
Total	10,585,505	9,261,625	10,003,375	12,970,375	11,541,875

Jody H. Feragen
Stock Options	1,885,500	1,885,500	1,885,500	1,885,500	1,885,500
LTIP award (6/10-6/13)	421,860	118,500	237,000	711,000	534,000
LTIP award (6/11-6/14)	107,640	69,000	138,000	414,000	234,000
LTIP award (6/12-6/15)	0	18,000	36,000	108,000	0
Total	2,415,000	2,073,000	2,260,500	3,010,500	2,653,500

Steven G. Binder
Stock Options	1,299,150	1,299,150	1,299,150	1,299,150	1,299,150
LTIP award (6/10-6/13)	388,111	109,020	218,040	654,120	491,280
LTIP award (6/11-6/14)	105,128	67,390	134,780	404,340	228,540
LTIP award (6/12-6/15)	0	18,000	36,000	108,000	0
Total	1,792,390	1,475,560	1,651,970	2,357,610	2,018,970

Ronald W. Fielding
Stock Options	1,382,700	1,382,700	1,382,700	1,382,700	1,382,700
LTIP award (6/10-6/13)	351,550	98,750	197,500	592,500	445,000
LTIP award (6/11-6/14)	89,700	57,500	115,000	345,000	195,000
LTIP award (6/12-6/15)	0	15,000	30,000	90,000	0
Total	1,823,950	1,538,950	1,695,200	2,320,200	2,022,700

Richard A. Bross
Stock Options	1,382,700	1,382,700	1,382,700	1,382,700	1,382,700
LTIP award (6/10-6/13)	246,085	69,125	138,250	414,750	311,500
LTIP award (6/11-6/14)	62,790	40,250	80,500	241,500	136,500
LTIP award (6/12-6/15)	0	10,500	21,000	63,000	0
Total	1,691,575	1,492,075	1,601,450	2,038,950	1,830,700

(1)                             Stock options are valued based on the difference between the $29.34 closing price of the Company’s stock on October 26, 2012, the last trading day of the fiscal year, and the applicable exercise price of the stock options.  Options with an exercise price in excess of the $29.34 closing price on October 26, 2012 have no value for this purpose.  Amounts shown for stock options represent the value of all unexercisable options.  Exercisable options would not be affected by this termination event.

(2)                                 Payments for LTIP performance awards upon death or change in control of the Company are based on actual Company performance through October 28, 2012.  Such awards upon death are prorated based on employment from the beginning of the performance period through October 28, 2012.

(3)                                 Retirement or disability results in a payment for LTIP performance awards after the end of the performance period equal to the amount that would have been earned over the entire performance period prorated based on the employee’s actual period of employment.  These columns thus show the potential threshold, target and maximum payments for such awards, each prorated based on employment from the beginning of the performance period through October 28, 2012.  The actual payment would not be determined until after the performance period end date for each award.

(4)                                 For this table, it is assumed that the Compensation Committee exercised its discretion to accelerate vesting of all options upon a change in control of the Company.  Alternative assumptions which provide the same result are that the Committee exercised its discretion to permit the exchange of options for a cash payment or substitute options, in either case with a value equal to the difference between the closing price of the Company’s stock on October 26, 2012 (the last trading day of the fiscal year) and the applicable exercise price of the stock options.

Following termination of employment for any reason, our executive officers receive payment of retirement benefits and nonqualified deferred compensation benefits under the plans in which they participate. The value of those benefits are set forth in the sections above entitled “Pension Benefits” and “Nonqualified Deferred Compensation.”

Upon termination of employment caused by the death of an executive officer, the SIPE would provide a death benefit to the executive’s survivors.  The value of those benefits is described under “Survivor Income Protection Plan” on page 21.

ITEM 3 —APPROVAL OF THE HORMEL FOODS CORPORATION
OPERATORS’ SHARE INCENTIVE COMPENSATION PLAN

The Board of Directors is asking for stockholder approval of the Hormel Foods Corporation Operators’ Share Incentive Compensation Plan (the “Operators’ Share Plan”).  Since 1932, the Company has used an Operators’ Share Plan to provide a group of management employees an annual cash incentive based on net earnings per share of common stock.  Material features of the Operators’ Share Plan are described below.  The full text of the Operators’ Share Plan is included in this proxy statement as Appendix A.

Background

Subject to stockholder approval, the new Operators’ Share Plan will be effective as of October 29, 2012.  The Company is seeking stockholder approval of the Operators’ Share Plan to enable certain compensation paid under the Operators’ Share Plan to qualify as deductible performance-based compensation under Section 162(m) of the Internal Revenue Code.

The stockholders have previously approved similar Operators’ Share Plans, with the last approval being at the 2008 Annual Meeting.  That approval was intended to permit certain compensation paid under the Operators’ Share Plan to qualify as deductible performance-based compensation under Section 162(m).  Internal Revenue Service regulations require stockholder approval every five years of the material terms of the performance goals of certain plans.  This requirement applies to the Operators’ Share Plan because the Compensation Committee has discretion to establish the performance goals.

Stockholders are thus being asked to approve the material terms of the performance goals included in the Operators’ Share Plan.  For purposes of Section 162(m), the material terms of the performance goals include:

•                  The employees eligible to receive compensation under the plan;

•                  A description of the business criteria on which the performance goal is based; and

•                  The maximum amount of compensation that can be paid to an employee under the performance goal.

Each of these aspects of the Operators’ Share Plan is described below.

The new Operators’ Share Plan is substantially similar to the Operators’ Share Plan that has been in effect in recent years, subject to a few modifications that were approved by the Compensation Committee, which include:

•                  All provisions of the Operators’ Share Plan relating to the potential use of an economic value-added performance metric for Operators’ Shares awards have been eliminated;

•                  Use of Operators’ Certificates to evidence the award of Operators’ Shares has been eliminated; and

•                  Incentive compensation paid to employees under the Operators’ Share Plan will be subject to any “clawback” (i.e., incentive compensation recoupment) policy of the Company in effect from time to time.

Eligibility; Awards

The Operators’ Share Plan is administered by the Compensation Committee.  Management employees selected by the Committee participate in the Operators’ Share Plan.  Participants are awarded the right to receive cash compensation equal to the net earnings per share of the Company for a fiscal year multiplied by a number designated by the Committee.  These rights are referred to as “Operators’ Shares”.  The number by which the net earnings per share will be multiplied is referred to as the number of Operators’ Shares.  The Committee may delegate to the Chief Executive Officer the authority to award Operators’ Shares to management employees other than executive officers.

No participant may be granted a total award under the Operators’ Share Plan for any fiscal year of more than two million Operators’ Shares.

There are currently approximately 118 management employees who are eligible to participate in, and have received awards under, the most recent version of the Operators’ Share Plan.  This number includes the named executive officers (“NEOs”) listed in the Summary Compensation Table.  A portion of the compensation listed under “Non-Equity Plan Incentive Compensation” for the NEOs in the Summary Compensation Table on page 24 was paid pursuant to the Operators’ Share Plan.

Award Payments

Operators’ Share Plan participants are paid the amount of dividends declared on the Company’s common stock multiplied by the number of Operators’ Shares held (“Dividend Equivalents”).  Such Dividend Equivalents are paid at the same time the dividend is paid to stockholders.

Each participant receives a payment after fiscal year end which is equal to the number of Operators’ Shares held multiplied by the Company’s net earnings per share, minus Dividend Equivalents paid during the year.  See “Operators’ Share Incentive Compensation Plan” on page 16 for more information on why Operators’ Shares are used in the Company’s executive compensation programs, and how the Operators’ Share Plan works.

Amendment; Termination

The Company’s Board of Directors may amend or terminate the Operators’ Share Plan at any time, subject to stockholder approval of certain amendments required by Section 162(m).  The Compensation Committee may correct any defect or inconsistency in the Operators’ Share Plan in order to put the Operators’ Share Plan into effect. The Operators’ Share Plan has no fixed termination date.

Section 162(m)

Internal Revenue Code Section 162(m) generally limits to $1 million the amount that the Company may deduct in any year for compensation paid to a “covered employee”.    The Company’s Chief Executive Officer and the three most highly compensated executive officers other than the CFO are considered a “covered employee”.  However, “performance-based” compensation is not subject to the $1 million deduction limit.  To qualify as performance-based compensation, the following requirements must be satisfied:

•                  Payments must be computed on the basis of an objective, performance-based compensation standard determined by a committee consisting solely of two or more “outside directors”;

•                  The applicable performance goals are established by the committee at a time when achievement of the goals is substantially uncertain;

•                  The material terms under which the compensation is to be paid, including the business criteria upon which the performance goals are based and a limit on the maximum number of Operators’ Shares that may be awarded to any participant, are approved by stockholders holding a majority of the shares of common stock represented in person or by proxy at the meeting; and

•                  The committee certifies that the applicable performance goals and other material terms were satisfied before payment of any performance-based compensation is made.

The Company’s Compensation Committee is intended to consist solely of “outside directors” as defined under Section 162(m).   The Compensation Committee generally intends for compensation awarded under the Operators’ Share Plan to be deductible, except for Dividend Equivalents, provided that the Compensation Committee reserves the right to make incentive compensation payments that do not qualify as performance-based compensation under Section 162(m) when the Compensation Committee determines it advisable to do so to properly incentivize our employees.  Dividend Equivalents may not be deductible in full for any covered employee in a given year.

New Plan Benefits

Subsequent to fiscal 2012 year end, the Compensation Committee granted performance awards for fiscal 2013 under the Operators’ Share Plan, subject to stockholder approval of the Plan.  The table below sets forth potential future payouts under certain of these performance awards.  The Committee, in its sole discretion, will determine the Operators’ Share Plan participants and the number of Operators’ Shares awarded to each participant, subject to the maximum award provision of the Operators’ Share Plan.  Accordingly, it is not possible to determine the benefits that will be received by eligible participants if the Operators’ Share Plan is approved by our stockholders.

Name and Position	Operators’ Shares (#)(1)	Estimated Future Payouts at Target ($)(1)
Jeffrey M. Ettinger, Chairman, President and Chief Executive Officer(2)	-	-
Jody H. Feragen, Executive Vice President and Chief Financial Officer	100,000	186,000
Steven G. Binder, Executive Vice President & President, Hormel Business Units	100,000	186,000
Ronald W. Fielding, Executive Vice President(3)	105,000	33,802
Richard A. Bross, Group Vice President(3)	100,000	32,192
Executive Officer Group (18 persons, including the five above-named officers) (3)	1,083,500	1,700,004
Nonexecutive Director Group(4)	-	-
Nonexecutive Officer Employee Group (19 persons) (5)	536,000	862,378

(1)                                 The “Operators’ Shares” column discloses the number of Operators’ Shares granted for fiscal 2013, subject to stockholder approval of the Operators’ Share Plan.  The amounts reported show the estimated possible Operators’ Share payment for fiscal 2013 based on fiscal 2012 EPS of $1.86.  In accordance with SEC rules, this estimated possible payment is based on the previous fiscal year’s performance since the fiscal 2013 EPS results are not determinable when the award is made at the beginning of fiscal 2013.  The actual Operators’ Share payment earned in fiscal 2013 for each participant will be based on fiscal 2013 EPS and paid subsequent to fiscal year end.  See “Operators’ Share Incentive Compensation Plan” on page 16  for additional information.

(2)                                 Mr. Ettinger has not yet received an Operators’ Shares grant for fiscal 2013.  Pursuant to the Company’s CEO evaluation and compensation approval process, this grant is expected to be made in late December 2012.

(3)                                 Mr. Fielding and Mr. Bross will retire effective December 31, 2012, and their Operators’ Shares payout for fiscal 2013 thus will be prorated to their retirement date.

(4)                                 The Company’s nonemployee directors do not participate in the Operators’ Share Plan.

(5)                                 Includes two nonexecutive officers who will retire effective December 31, 2012, and their Operators’ Shares payout for fiscal 2013 thus will be prorated to their retirement date.

Equity Compensation Plan Information

Information regarding the Company’s equity compensation plans as of October 28, 2012, is shown below:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	20,453,830	$ 19.67	29,962,845

Equity compensation plans not approved by security holders	_	_	_

Total	20,453,830	$ 19.67	29,962,845

Vote Required; Board Recommendation

The affirmative vote of the majority of the shares of common stock represented in person or by proxy at the meeting is required for approval of the Operators’ Share Plan under Section 162(m) of the Code.  The Board of Directors recommends a vote FOR approval of the Operators’ Share Plan.  Properly dated and signed proxies will be so voted unless stockholders specify otherwise.

ITEM 4 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is providing stockholders an advisory vote on executive compensation as required by Section 14A of the Exchange Act and related SEC rules.  Section 14A was added to the Exchange Act by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

The advisory vote on executive compensation is a non-binding vote on the compensation of the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in this proxy statement.  The advisory vote on executive compensation is not a vote on the Company’s general compensation policies, compensation of the Company’s Board of Directors, or the Company’s compensation policies as they relate to risk management, as described under “Analysis of Risk Associated With Our Compensation Plans” on page 23.

The Company’s executive compensation programs are designed to attract, motivate and retain highly qualified executive officers who are able to achieve corporate objectives and create stockholder value.  The Compensation Committee believes the Company’s executive compensation programs reflect a strong pay-for-performance philosophy and are well aligned with the stockholders’ long-term interests.  The Compensation Discussion and Analysis section starting on page 15 provides a more detailed discussion of the executive compensation programs.

The Compensation Committee believes the Company’s executive compensation programs have been effective at incenting the achievement of strong financial performance and superior long-term returns to stockholders.  Fiscal 2012 net earnings were a record $500.1 million, or $1.86 diluted EPS, up from $1.74 diluted EPS a year earlier. Net sales for fiscal 2012 exceeded the $8 billion mark for the first time and totaled $8.2 billion, up four percent from the prior year. This fiscal 2012 record performance followed successive net earnings and sales records in fiscal 2011 and 2010. Our annual report to stockholders provides more details on the Company’s financial performance.

This financial performance has led to superior long-term returns to the Company’s stockholders.  While the Company’s stock performance for fiscal 2012 was flat, for the two-year period of fiscal 2012 and 2011 it represented a 15.3% return, above the Standard & Poor’s 500 Packaged Foods and Meat Index return of 13.3% and well over the return generated by the Dow Jones Industrial Average of 8.6% and the Standard & Poor’s 500 Index of 11.6%.  The Company’s stock performance for the three-year period of fiscal 2012, 2011 and 2010 represented a 19.7% return, above the Standard & Poor’s 500 Packaged Foods and Meat Index return of 15.9% and well over the return generated by the Dow Jones Industrial Average of 9.5% and the Standard & Poor’s 500 Index of 11.7%.

In November 2012, the Company announced an $.08 per share (13.3%) increase to its annual dividend rate, making the new dividend $.68 per share. This represents the 47th consecutive annual dividend increase and marked the fourth consecutive year the annual dividend increase exceeded ten percent.

Stockholders are being asked to vote on the following resolution:

RESOLVED, that the stockholders of Hormel Foods Corporation approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in the Company’s 2013 annual meeting proxy statement.

This advisory vote on executive compensation is not binding on the Company’s Board of Directors.  However, the Board of Directors will take into account the result of the vote when determining future executive compensation arrangements.

While the stockholder vote on this proposal is non-binding, the Board of Directors will consider stockholders to have approved the resolution if the number of shares voted for it exceeds the number of shares voted against it. The Board of Directors recommends a vote FOR adoption of the resolution approving the compensation of the Company’s NEOs, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in this proxy statement.  Properly dated and signed proxies will be so voted unless stockholders specify otherwise.

RELATED PARTY TRANSACTIONS

The Board of Directors has adopted a written related party transaction policy.  This policy applies to all transactions that qualify for disclosure under Item 404(a) of Regulation S-K of the Exchange Act.  Information about transactions involving related persons is reviewed by the Audit Committee.  Related persons include Company directors and executive officers, as well as their immediate family members.  If a related person has a direct or indirect material interest in any Company transaction, then the Audit Committee would decide whether or not to approve or ratify the transaction.  The Audit Committee will use any process and review any information that it determines is appropriate.  All related party transactions will be disclosed in accordance with SEC rules.  For fiscal 2012, the Company had no material related party transactions which were required to be disclosed in accordance with SEC rules.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company’s directors, executive officers, and any persons holding more than ten percent of the Company’s common stock are required to report their initial ownership of the Company’s common stock and any subsequent changes in that ownership to the SEC and the NYSE.  This requirement is contained in Section 16(a) of the Exchange Act.  Specific due dates for these reports have been established.  The Company is required to disclose in this proxy statement any failure to file by those dates during fiscal 2012.

In making this disclosure, the Company has relied on the representations of its directors and officers and copies of the reports that they have filed with the SEC.  Based on those representations and reports, the Company believes that all Section 16(a) filing requirements applicable to the Company’s directors, officers and greater than ten percent stockholders were met, except that due to administrative oversight Form 4 reports relating to the restricted share awards and stock option grants to the nonemployee directors and the stock option grant to the CEO on February 1, 2012 were filed late.  Accordingly, each of Mr. Crews, Dr. Forbes, Mr. Lacy, Ms. Marvin, Mr. Mendes, Mr. Morrison, Dr. Murano, Mr. Nakasone, Ms. Nestegard, Mr. Pippins, and Mr. Ettinger filed one late Form 4 report reporting those restricted share awards and stock option grants.

VIEWING AND DELIVERY OF PROXY MATERIALS

Viewing of Proxy Materials Via The Internet - We are able to distribute our annual report and this proxy statement to our stockholders in a fast and efficient manner via the Internet. This reduces the amount of paper delivered to a stockholder’s address and eliminates the cost of sending these documents by mail. Stockholders may elect to view all future annual reports and proxy statements on the Internet instead of receiving them by mail. You may make this election when voting your proxy this year. Simply follow the instructions to vote via the Internet or go directly to www.proxyvote.com/hrl to register your consent. You will continue to have the option to vote your shares by mail, telephone or the Internet.

Delivery of Proxy Materials - Only one Notice of Internet Availability of Proxy Materials or only one copy of our annual report and proxy statement are being delivered to multiple stockholders sharing an address, unless the Company received contrary instructions from one of the stockholders.  If you wish to receive a separate copy of the Notice of Internet Availability of Proxy Materials or the annual report and proxy statement, as applicable, this year or in future years, please call 507-437-5944 or mail a request to Brian D. Johnson, Vice President and Corporate Secretary, 1 Hormel Place, Austin, Minnesota 55912.

STOCKHOLDER PROPOSALS FOR 2014 ANNUAL MEETING OF STOCKHOLDERS

Any stockholder intending to present a proposal at the 2014 Annual Meeting of Stockholders must deliver the proposal to the Company by August 21, 2013, in order to have the proposal considered for inclusion in the Company’s proxy statement and the form of proxy for that meeting.

The Company’s Bylaws provide certain requirements which must be met in order for a stockholder to bring any proposals or nominations for election as Directors for consideration at the Annual Meeting of Stockholders.  These requirements apply whether or not the proposal or nomination is requested to be included in the proxy statement and proxy.  The requirements include a written notice to the Corporate Secretary to be received at the Company’s principal executive offices at least 90 days before the date that is one year after the prior year’s annual meeting.  For business or nominations intended to be brought to the 2014 Annual Meeting of Stockholders, the notice deadline is October 31, 2013.  Stockholder proposals or director nominations submitted after this date may not be presented at the 2014 Annual Meeting of Stockholders.

OTHER MATTERS

The management of the Company does not know of any matters to be presented at the meeting other than those identified above.  If other matters properly come before the meeting, the holders of the proxies will vote on such matters in their discretion under the authority granted in the proxy.

By Order of the Board of Directors

BRIAN D. JOHNSON
Vice President and
Corporate Secretary
December 19, 2012

Appendix A

HORMEL FOODS CORPORATION

OPERATORS’ SHARE INCENTIVE COMPENSATION PLAN

Preamble:

Since 1932, the Company has used a performance-based incentive compensation plan for management level employees known as the “Operators’ Share Plan.” This is a plan whereby individuals in management are designated to receive incentive cash compensation based on the Company’s per share after-tax net earnings determined based on average outstanding shares of Common Stock from the audited financial statements of the Company (“Net Earnings Per Share”). The rights to receive such compensation have been historically referred to by the Company as Operators’ Shares.

The intent of the “Hormel Foods Corporation Operators’ Share Incentive Compensation Plan” (the “Plan”) is to continue this traditional method of providing performance-based incentive cash compensation. The Plan shall be effective as of October 29, 2012, subject to its approval by the stockholders of the Company, and no payments shall be made pursuant to the Plan until after the Plan has been approved by the stockholders of the Company.

Plan Rules:

1.             The Plan shall be administered by the Compensation Committee of the Company’s Board of Directors or such other committee of persons ineligible to receive Operators’ Shares as defined in paragraph 2 below, as is designated from time to time by the Board of Directors (the “Committee”). The Committee shall be composed solely of “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

2.             The Committee may from time to time award management employees selected by the Committee the right to receive incentive cash compensation equal to Net Earnings Per Share multiplied by a number designated by the Committee. These rights are referred to as “Operators’ Shares.” The number by which Net Earnings Per Share will be multiplied is referred to as the number of Operators’ Shares. Each management employee who has been designated to receive Operators’ Shares is referred to as a “Recipient.” The Operators’ Shares are awarded subject to the Committee’s right to terminate some or all of any Recipient’s Operators’ Shares at any time. Operators’ Shares will automatically terminate immediately on the date and at the time when the Recipient ceases for any reason to be a Company employee, unless earlier terminated by the Committee. The Committee may delegate to the Chief Executive Officer of the Company the authority to award Operators’ Shares to management employees other than executive officers.

3.             Incentive compensation will be paid to Recipients under the Plan in the following manner. Whenever a cash dividend is paid to stockholders on the Company’s Common Stock, the amount of the per share dividend paid multiplied by the number of Operators’ Shares held by the Recipient on the dividend record date (“Dividend Equivalent”) will be paid in cash to the Recipient on the dividend payment date. After the end of each fiscal year of the Company, the Net Earnings Per Share of the Company’s Common Stock for such fiscal year will be multiplied by the number of Operators’ Shares held by each Recipient on the last day of such fiscal year to determine the total incentive compensation earned by the Recipient under the Plan. Except in the case of retirement as noted in paragraph 4 below, or as otherwise determined by the Committee as noted in paragraph 5 below, no payment, other than Dividend Equivalent amounts previously paid or due, will be made unless the Operators’ Shares are held on the last day of the fiscal year. All Dividend Equivalent amounts paid or due on account of dividends declared during such fiscal year will be subtracted from the total incentive compensation earned under the Plan for such fiscal year, and the balance will be paid at a time determined by the Committee after the last day of such fiscal year (the “Payment Date”).

4.             If a Recipient retires during the fiscal year, notwithstanding the termination of the Operators’ Shares on the retirement date, the total incentive cash compensation earned by such Recipient under the Plan for such fiscal year will be calculated as though the Operators’ Shares were held on the last day of such fiscal year, and then prorated as of the retirement date. Dividend Equivalent amounts paid to such Recipient on account of dividends declared during such fiscal year will be deducted from the prorated amount.

5.             Unless otherwise determined by the Committee, the award or termination of Operators’ Shares at any time during a fiscal year shall (other than with respect to Dividend Equivalents based on a dividend record date prior to such award or termination) be deemed to revert to the beginning of such fiscal year. Subject to the discretion of the Committee to make such exceptions as it believes are in the best interest of the Company, termination of Operators’ Shares prior to the end of the fiscal year, except in the case of retirement as noted in paragraph 4 above, will result in no incentive cash compensation, beyond Dividend Equivalent amounts previously paid or due, being earned under the Plan during such fiscal year.

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6.             In no event, including termination of Operators’ Shares referred to in paragraph 5 above, will a Recipient be required to repay to the Company Dividend Equivalent amounts paid to such Recipient, provided that Dividend Equivalent payments will be subtracted from the total incentive cash compensation earned under the Plan as provided in paragraph 3 above.

7.             The Committee shall review with the Chief Executive Officer of the Company all proposed awards of Operators’ Shares, to obtain the views of the Chief Executive Officer, provided that the Committee shall make such awards in its sole discretion.

8.             Notwithstanding paragraph 3 hereof, amounts of incentive cash compensation unpaid but otherwise due on account of Operators’ Shares prior to the Payment Date pursuant to the Plan shall be automatically forfeited by any Recipient who leaves the Company’s employ for any reason, including retirement, and divulges or uses confidential information of the Company to the detriment of the Company, unless a specific dispensation from such forfeiture is granted in writing by the Committee.

9.             In the event of a stock split or stock dividend or other similar action affecting all of the outstanding shares of the Company’s Common Stock, there shall automatically be a proportional change in the number of Operators’ Shares previously awarded to each Recipient.

10.          Payments with respect to Operators’ Shares granted pursuant to the Plan, except Dividend Equivalent payments, are intended to be “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. Accordingly, the following additional requirements shall apply to all awards of Operators’ Shares:

a.        For purposes of Section 162(m) of the Code, the only employees eligible to receive Operators’ Shares shall be the employees selected pursuant to the terms of paragraph 2 hereof.

b.        The right to receive any payment pursuant to an award of Operators’ Shares made hereunder, except Dividend Equivalent payments, shall be determined solely on the basis of the Net Earnings Per Share of the Company.

c.         The performance period during which the Net Earnings Per Share of the Company are to be measured with respect to any award of Operators’ Shares shall be, unless otherwise changed by the Committee, the Company’s fiscal year.

d.        The maximum number of Operators’ Shares which may be awarded on an aggregate basis to any employee (i.e., to be outstanding at any one time) shall not exceed two million Operators’ Shares, provided that in the event of a stock split or stock dividend or other similar action affecting all of the outstanding shares of the Company’s Common Stock, there shall automatically be a proportional change in the maximum number of Operators’ Shares which may be awarded on an aggregate basis to any employee.

e.         Unless otherwise determined by the Committee, not later than 90 days after the beginning of each fiscal year of the Company, the Committee shall designate all employees who shall receive new or additional Operators’ Shares with respect to that fiscal year, and the number of Operators’ Shares to be received by each such employee.

f.          Following the close of each fiscal year of the Company and prior to the payment of any amount to any employee on account of Operators’ Shares, except payments of Dividend Equivalents, the Committee shall certify in writing as to the Net Earnings Per Share of the Company for that fiscal year; provided that the Committee may by resolution adopt the Net Earnings Per Share certified by the Company’s independent registered public accounting firm as the Net Earnings Per Share certified by the Committee.

g.         Each of the foregoing provisions, and all of the other terms and conditions of the Plan, shall be interpreted in such a fashion so as to qualify all compensation paid thereunder, except Dividend Equivalent payments (or certain other payments as may be designated from time to time by the Committee), as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

11.          Incentive compensation paid to Recipients under the Plan is subject to the Company’s “clawback” (i.e., incentive compensation recoupment) policy in effect from time to time, including without limitation any such policy required by any rule of the Securities and Exchange Commission or any listing standard of the New York Stock Exchange.

12.          The Board of Directors of the Company may in its sole discretion amend, alter or discontinue the Plan at any time. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any award in the manner and to the extent it shall deem desirable to carry the Plan into effect.

13.          Subject to its approval by the Company’s stockholders, this Plan shall continue until terminated by the Company’s Board of Directors.

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Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: For Against Abstain ADMISSION TICKET Doors open at 6:00 p.m. Enter at South end of building Annual Meeting of Stockholders Tuesday, January 29, 2013 8:00 p.m. CST Richard L. Knowlton Auditorium Austin High School 300 NW 4th Street Austin, MN 55912 HORMEL FOODS CORPORATION ATTN: BRIAN D. JOHNSON 1 HORMEL PLACE AUSTIN, MN 55912-3680 HORMEL FOODS CORPORATION To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 2. Ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm for fiscal year ending October 27, 2013. 3. Approve the Hormel Foods Corporation Operators' Share Incentive Compensation Plan to enable certain compensation paid under the Plan to continue to qualify as deductible performance-based compensation under Section 162(m) of the Internal Revenue Code. 4. Advisory vote to approve Named Executive Officer compensation, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in the Company's 2013 annual meeting proxy statement. ! ! ! 01) Terrell K. Crews 02) Jeffrey M. Ettinger 03) Jody H. Feragen 04) Glenn S. Forbes, M.D. 05) Stephen M. Lacy 06) Susan I. Marvin 07) John L. Morrison 08) Elsa A. Murano, Ph.D. 09) Robert C. Nakasone 10) Susan K. Nestegard 11) Dakota A. Pippins 12) Christopher J. Policinski 1. Elect a board of 12 directors: Nominees: The Board of Directors Recommends a Vote FOR Each Director Nominee Under Item 1. The Board of Directors recommends you vote FOR Items 2, 3 and 4. For All Withhold All For All Except For address changes and/or comments, please check this box and write them on the back where indicated. Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. Note: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR ALL DIRECTOR NOMINEES AND FOR ITEMS 2, 3 AND 4. ! M50893-P30897 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 1:00 p.m. Eastern Time Monday, January 28, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 1:00 p.m. Eastern Time Monday, January 28, 2013. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

M50894-P30897 Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side HORMEL FOODS CORPORATION Proxy Voting and Direction This proxy is solicited on behalf of the Board of Directors. By signing on the other side of this card you appoint Jeffrey M. Ettinger, Jody H. Feragen and Brian D. Johnson, and each of them, with full power of substitution, and hereby authorize them to represent and to vote as designated on the other side of this card all the shares of Common Stock of Hormel Foods Corporation held of record by you on November 30, 2012 at the Annual Meeting of Stockholders to be held on January 29, 2013, or any adjournment thereof. HORMEL FOODS CORPORATION 1 Hormel Place Austin, MN 55912 proxy and voting direction Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. Your signature on this proxy card will appoint a proxy for shares held in your record account(s). If you would like to access the proxy materials electronically next year, go to the following Internet address: www.proxyvote.com.

M50914-P30897 You are receiving this communication because you hold shares in the above named company. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. HORMEL FOODS CORPORATION *** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on January 29, 2013. HORMEL FOODS CORPORATION ATTN: BRIAN D. JOHNSON 1 HORMEL PLACE AUSTIN, MN 55912-3680 Meeting Information Meeting Type: Annual Meeting For holders as of: November 30, 2012 Date: January 29, 2013 Time: 8:00 p.m. CST Location: For directions to attend the Annual Meeting, please call 1-507-437-5944. Richard L. Knowlton Auditorium Austin High School 300 NW 4th Street Austin, MN 55912 See the reverse side of this notice to obtain proxy materials and voting instructions.

Before You Vote How to Access the Proxy Materials Proxy Materials Available to VIEW or RECEIVE: How To Vote Please Choose One of the Following Voting Methods Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow (located on the following page) available and follow the instructions. Please vote by 1:00 p.m . Eastern Time, on either (i) Thursday, January 24, 2013 for shares in employee plans or (ii) Monday, January 28, 2013 for shares held in record accounts. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before January 15, 2013 to facilitate timely delivery. How to View Online: Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line. NOTICE AND PROXY STATEMENT ANNUAL REPORT XXXX XXXX XXXX XXXX XXXX XXXX XXXX XXXX XXXX M50915-P30897

Voting Items 2. Ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm for fiscal year ending October 27, 2013. 3. Approve the Hormel Foods Corporation Operators' Share Incentive Compensation Plan to enable certain compensation paid under the Plan to continue to qualify as deductible performance-based compensation under Section 162(m) of the Internal Revenue Code. 4. Advisory vote to approve Named Executive Officer compensation, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in the Company's 2013 annual meeting proxy statement. 01) Terrell K. Crews 02) Jeffrey M. Ettinger 03) Jody H. Feragen 04) Glenn S. Forbes, M.D. 05) Stephen M. Lacy 06) Susan I. Marvin 07) John L. Morrison 08) Elsa A. Murano, Ph.D. 09) Robert C. Nakasone 10) Susan K. Nestegard 11) Dakota A. Pippins 12) Christopher J. Policinski 1. Elect a board of 12 directors: Nominees: The Board of Directors Recommends a Vote FOR Each Director Nominee Under Item 1. The Board of Directors recommends you vote FOR Items 2, 3 and 4. Note: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. *** Please use this notice card as your ADMISSION TICKET .*** M50916-P30897

M50918-P30897 How To Vote Please Choose One of the Following Voting Methods Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow (located on the following page) available and follow the instructions. Please vote by 1:00 p.m. Eastern Time, on either (i) Thursday, January 24, 2013 for shares in employee plans or (ii) Monday, January 28, 2013 for shares held in record accounts. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. XXXX XXXX XXXX